EXECUTED VERSION

$1,150,000,000
CREDIT AGREEMENT
dated as of June 6, 2023,
by and among
NORDSON CORPORATION,
NORDSON ENGINEERING GMBH,
and
CERTAIN SUBSIDIARIES,
as Borrowers,
THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as Banks,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent
WELLS FARGO SECURITIES, LLC,
BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
PNC CAPITAL MARKETS LLC,
and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A.,
PNC BANK, NATIONAL ASSOCIATION,
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents
CITIBANK, N.A.,
HSBC BANK USA, NATIONAL ASSOCIATION,
MORGAN STANLEY SENIOR FUNDING, INC.,
TD BANK, N.A.,
THE HUNTINGTON NATIONAL BANK,
TRUIST BANK,
and
DEUTSCHE BANK SECURITIES INC.,
as Senior Managing Agents

Page
ARTICLE I
DEFINITIONS
Section 1.01    Definitions    1
Section 1.02    Accounting and Legal Principles, Terms and Determinations    34
Section 1.03    Terms Generally    35
Section 1.04    Divisions    35
Section 1.05    Rates    35
Section 1.06    Exchange Rates; Currency Equivalents; Daily Simple RFR Loans    35
Section 1.07    Change of Currency    36
Section 1.08    Additional Alternative Currencies    36
Section 1.09    Rounding    37
Section 1.10    References to Laws    37
Section 1.11    Times of Day    38
ARTICLE II
AMOUNT AND TERMS OF CREDIT
Section 2.01    Revolving Credit Facility; Letter of Credit Facility; Term Loan Facility    38
Section 2.02    Conditions To Loans    54
Section 2.03    Addition or Release of Foreign Borrowers    54
ARTICLE III
GENERAL LOAN PROVISIONS
Section 3.01    Increased Costs    55
Section 3.02    Tax Law, Etc    56
Section 3.03    Changed Circumstances    60
Section 3.04    Indemnity    64
Section 3.05    Mitigation Obligations; Replacement of Banks    64
Section 3.06    Interest    65
Section 3.07    Notice and Manner of Conversion or Continuation of Loans    67
Section 3.08    Fees    68
Section 3.09    Manner of Payment    68
Section 3.10    Evidence of Indebtedness    69
Section 3.11    Sharing of Payments by Banks    69
Section 3.12    Agent’s Clawback    70
Section 3.13    Incremental Increases    70
Section 3.14    Cash Collateral    73
Section 3.15    Defaulting Banks    74
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ARTICLE IV
CONDITIONS PRECEDENT
Section 4.01    Loan Documents    76
Section 4.02    Officer’s Certificate, Resolutions, Organizational Documents    76
Section 4.03    Legal Opinion    76
Section 4.04    Good Standing Certificate    76
Section 4.05    Agent Fee Letter; Legal Fees    76
Section 4.06    Closing Certificate and Solvency Certificate    76
Section 4.07    Certificate of Beneficial Ownership    77
Section 4.08    No Material Adverse Change    77
Section 4.09    Miscellaneous    77
ARTICLE V
COVENANTS
Section 5.01    Financial Statements    77
Section 5.02    Franchises    78
Section 5.03    ERISA Compliance    79
Section 5.04    Financial Covenants    79
Section 5.05    Priority Indebtedness    79
Section 5.06    Liens    79
Section 5.07    Merger and Sale of Assets    80
Section 5.08    Regulations U and X    81
Section 5.09    Notice    81
Section 5.10    Use of Proceeds    81
Section 5.11    Guaranties of Payment; Guaranty Under Material Indebtedness Agreement    81
Section 5.12    Pari Passu Ranking    81
Section 5.13    Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions    82
Section 5.14    Beneficial Ownership    82
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Section 6.01    Organization; Subsidiary Preferred Equity    82
Section 6.02    Power and Authority    83
Section 6.03    Compliance with Laws    83
Section 6.04    Litigation and Administrative Proceedings    83
Section 6.05    Tax Returns    83
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Section 6.06    Employee Benefit Plans    84
Section 6.07    Solvency    84
Section 6.08    Financial Statements    84
Section 6.09    Regulations    84
Section 6.10    Investment Company; Holding Company    84
Section 6.11    Accurate and Complete Statements    85
Section 6.12    Defaults    85
Section 6.13    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions    85
Section 6.14    Affected Financial Institutions    85
Section 6.15    Pari Passu Ranking    86
Section 6.16    Beneficial Ownership Certification    86
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01    Payments    86
Section 7.02    Special Covenants    86
Section 7.03    Other Covenants    86
Section 7.04    Representations and Warranties    86
Section 7.05    Cross Default    86
Section 7.06    ERISA Default    87
Section 7.07    Change Of Control    87
Section 7.08    Money Judgment    87
Section 7.09    Validity of Loan Documents    87
Section 7.10    Insolvency    87
ARTICLE VIII
REMEDIES UPON DEFAULT
Section 8.01    Optional Defaults    88
Section 8.02    Automatic Defaults    88
Section 8.03    Offsets    88
Section 8.04    Letters of Credit    88
Section 8.05    Crediting of Payments and Proceeds    89
Section 8.06    Agent May File Proofs of Claim    89
ARTICLE IX
THE AGENT
Section 9.01    Appointment and Authorization    90
Section 9.02    Rights as a Bank    90
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Page
Section 9.03    Exculpatory Provisions    90
Section 9.04    Reliance by the Agent    91
Section 9.05    Delegation of Duties    92
Section 9.06    Resignation of Agent    92
Section 9.07    Non-Reliance on Agent and Other Banks    93
Section 9.08    No Other Duties, Etc    94
Section 9.09    Certain ERISA Matters    94
Section 9.10    Erroneous Payments    95
ARTICLE X
MISCELLANEOUS
Section 10.01    Banks’ Independent Investigation    97
Section 10.02    No Waiver; Cumulative Remedies    97
Section 10.03    Amendments; Consents    97
Section 10.04    Notices    99
Section 10.05    Costs and Expenses    101
Section 10.06    Indemnification; Reimbursement by Banks    101
Section 10.07    Obligations Several; No Fiduciary Obligations    103
Section 10.08    Counterparts; Integration; Effectiveness; Electronic Execution    103
Section 10.09    Binding Effect; Borrowers’ Assignment    104
Section 10.10    Assignments    104
Section 10.11    Participations    106
Section 10.12    Severability Of Provisions; Captions; Attachments    107
Section 10.13    Investment Purpose    107
Section 10.14    Entire Agreement    107
Section 10.15    Governing Law; Submission to Jurisdiction    107
Section 10.16    Legal Representation of Parties    108
Section 10.17    Borrower Representative    108
Section 10.18    Joint and Several Obligations; Limitations of Liability of the German Borrower    108
Section 10.19    Judgment Currency    109
Section 10.20    Treatment of Certain Information; Confidentiality    109
Section 10.21    JURY TRIAL WAIVER    110
Section 10.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    111
Section 10.23    USA Patriot Act; Anti-Money Laundering Laws    111
Section 10.24    Acknowledgement Regarding Any Supported QFCs    111
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EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption Agreement
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Banks)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Bank Partnerships)
Exhibit I	-	Form of Nordson Guaranty

SCHEDULES
Schedule 1.1(a)	-	Commitments and Commitment Percentages
Schedule 1.1(b)		Issuing Banks and Letter of Credit Commitments
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This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of June 6, 2023, among the following:
(i)    NORDSON CORPORATION, an Ohio corporation (“Nordson”);
(ii)    NORDSON ENGINEERING GMBH, a private limited liability company organized and existing under the laws of Germany, registered with the commercial register of the local court of Lüneburg under number HRB 999 (the “German Borrower”, together with Nordson and each other Foreign Borrower, as hereinafter defined, collectively, the “Borrowers” and individually, each a “Borrower”);
(iii)    the financial institutions from time to time a party hereto (including any such institution that becomes a party hereto pursuant to Section 10.10 hereof, collectively, the “Banks”, and individually each a “Bank”); and
(iv)    WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Banks under this Agreement (in such capacity as Administrative Agent, the “Agent”).
WITNESSETH:
WHEREAS, the Borrowers and the Banks desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrowers upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, it is mutually agreed as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than Nordson or a Subsidiary) by a merger or consolidation or any other combination with such Person.
“Adjusted Daily Simple RFR” shall mean, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:
(a)Sterling, the greater of (i) the sum of SONIA for the day (such day, a “Sterling RFR Determination Day”) that is five (5) RFR Business Days prior to (I) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (II) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if by 5:00 p.m. (London time) on the second (2nd) RFR Business Day immediately following any Sterling RFR Determination Day, SONIA in respect of such Sterling RFR Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the Adjusted Daily Simple
1

RFR for Sterling has not occurred, then SONIA for such Sterling RFR Determination Day will be SONIA as published in respect of the first preceding RFR Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided further that SONIA as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for no more than three (3) consecutive RFR Rate Days and (ii) the Floor;
(b)Swiss Francs, the greater of (i) the sum of SARON for the day (such day, a “Swiss Francs RFR Determination Day”) that is five (5) RFR Business Days prior to (I) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (II) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SARON is published by the SARON Administrator on the SARON Administrator’s Website; provided that if by 5:00 p.m. (Zurich time) on the second (2nd) RFR Business Day immediately following any Swiss Francs RFR Determination Day, SARON in respect of such Swiss Francs RFR Determination Day has not been published on the SARON Administrator’s Website and a Benchmark Replacement Date with respect to the Adjusted Daily Simple RFR for Swiss Francs has not occurred, then SARON for such Swiss Francs RFR Determination Day will be SARON as published in respect of the first preceding RFR Business Day for which such SARON was published on the SARON Administrator’s Website; provided further that SARON as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for no more than three (3) consecutive RFR Rate Days and (ii) the Floor; and
(c)Singapore Dollars, the greater of (i) the sum of (A) SORA for the day (such day, a “Singapore Dollar RFR Determination Day”) that is five (5) RFR Business Days prior to (I) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (II) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SORA is published by the SORA Administrator on the SORA Administrator’s Website; provided that if by 5:00 p.m. (Singapore time) on the second (2nd) RFR Business Day immediately following any Singapore Dollar RFR Determination Day, SORA in respect of such Singapore Dollar RFR Determination Day has not been published on the SORA Administrator’s Website and a Benchmark Replacement Date with respect to the Adjusted Daily Simple RFR for Singapore Dollars has not occurred, then SORA for such Singapore Dollar RFR Determination Day will be SORA as published in respect of the first preceding RFR Business Day for which such SORA was published on the SORA Administrator’s Website; provided further that SORA as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for no more than three (3) consecutive RFR Rate Days and (B) the SORA Adjustment and (ii) the Floor.
Any change in Adjusted Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrowers.
“Adjusted Eurocurrency Rate” shall mean, as to any Loan denominated in any applicable Currency not bearing interest based on an RFR (which, as of the date hereof, shall mean each of the Currencies identified in clause (a) of the definition of “Alternative Currency”, other than Sterling, Swiss Francs and Singapore Dollars) for any Interest Period, a rate per annum determined by the Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Rate for such Currency for such Interest Period
1.00-Eurocurrency Reserve Percentage
“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term

SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly of, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” shall mean Wells Fargo (or any of its designated branch offices or affiliates), in its capacity as administrative agent hereunder, and any successor thereto.
“Agent Fee Letter” shall mean the Fee Letter, dated as of May 16, 2023, between Nordson, Wells Fargo Securities and the Agent.
“Agent’s Office” shall mean, with respect to any Currency, the office of the Agent specified in or determined in accordance with the provisions of Section 10.04(d) with respect to such Currency.
“Agreement” shall have the meaning provided in the first paragraph hereof.
“Alternative Currency” shall mean each of (a) Euros, Sterling, Swiss Francs, Singapore Dollars and Yen, and (b) each other currency (other than Dollars) that is approved in accordance with Section 1.08, in each case to the extent such currencies are (i) readily available and free transferable and convertible into Dollars and (ii) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Bank for making Loans unless such authorization has been obtained and remains in full force and effect.
“Alternative Currency Equivalent” shall mean, subject to Section 1.06, for any amount, at the time of determination thereof, with respect to any amount expressed in Dollars, the equivalent of such amount thereof in the applicable Alternative Currency as determined by the Agent in its sole discretion by reference to the most recent Spot Rate (as determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency Sublimit” shall mean an amount equal to the lesser of (a) $425,000,000 and (b) the aggregate Revolving Credit Commitments.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” shall mean any laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules relating to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced) and any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.
“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators, in each case imposing a legal obligation or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Applicable Margin” shall mean, in respect of the Initial Term Loans and the Revolving Credit Facility, the corresponding percentages per annum as set forth below based on the Leverage Ratio:

Pricing Level	Leverage Ratio	RFR Loans and Eurocurrency Rate Loans	Base Rate Loans (including Swingline Loans denominated in USD)	Facility Fee
I	Less than or equal to 1.50 to 1.00	0.850%	0.000%	0.100%
II	Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	0.940%	0.000%	0.110%
III	Greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00	1.025%	0.025%	0.125%
IV	Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	1.100%	0.100%	0.150%
V	Greater than 3.00 to 1.00	1.200%	0.200%	0.175%
The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which Nordson provides a Compliance Certificate pursuant to Section 5.01(c) for the most recently completed fiscal quarter of Nordson (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently completed fiscal quarter of Nordson preceding the applicable Calculation Date, and (b) if Nordson fails to provide a Compliance Certificate when due as required by Section 5.01(c) for the most recently completed fiscal quarter of Nordson preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level V until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently completed fiscal quarter of Nordson preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.01 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period

(an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) Nordson shall promptly (and in any case within five (5) Business Days) deliver to the Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrowers shall promptly (and in any case within five (5) Business Days) and retroactively be obligated to pay to the Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with Section 3.09. Nothing in this paragraph shall limit the rights of the Agent and Banks with respect to Sections 3.06(b) and Article VIII nor any of their other rights under this Agreement or any other Loan Document. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
The Applicable Margin with respect to any Incremental Term Loans shall be the rate per annum set forth in the relevant Incremental Amendment.
“Applicable Maturity Date” shall mean (a) with respect to any Revolving Credit Loan or Swingline Loan, the Revolving Credit Maturity Date, (b) the Initial Term Loan, the Term Loan Maturity Date or (c) any Incremental Term Loan (if any) the date as determined pursuant to, and in accordance with, Section 3.13.
“Applicable Time” shall mean, with respect to any Loans and Letters of Credit and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Agent or the applicable Issuing Bank (with notice to the Agent), as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
“Arrangers” shall mean Wells Fargo Securities, LLC (“Wells Fargo Securities”), BofA Securities, Inc., JPMorgan Chase Bank, N.A., PNC Capital Markets LLC and U.S. Bank National Association, each in its capacity as a joint arranger and joint bookrunner.
“Assignment Agreement” shall mean an Assignment and Assumption Agreement in the form of the attached Exhibit G.
“Authorized Officer” shall mean (i) in the case of any Borrower (including in its capacity as Borrower Representative, where applicable), its chief executive officer, its chief financial officer, its treasurer, its assistant treasurer, corporate controller, any vice president of such Borrower designated as an “Authorized Officer” of such Borrower, for the purpose of this Agreement in an Officer’s Certificate executed by such Borrower’s chief executive officer or chief financial officer and delivered to the Agent and (ii) in the case of the Agent or any Bank, any vice president, senior vice president or person holding an equivalent or greater title of the Agent or any Bank. Any action taken under this Agreement on behalf of any Borrower by any individual who on or after the date of this Agreement shall have been an Authorized Officer of such Borrower and whom Agent or any Bank in good faith believes to be an Authorized Officer of such Borrower at the time of such action shall be binding on such Borrower even though such individual shall have ceased to be an Authorized Officer of such Borrower, and any action taken under this Agreement on behalf of the Agent or any Bank by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Agent or such Bank and whom the Borrowers in good faith believe to be an Authorized Officer of the Agent or such Bank at the time of such action shall be binding on the Agent or such Bank even though such individual shall have ceased to be an Authorized Officer of the Agent or such Bank.
“Available Tenor” shall mean, as of any date of determination and with respect to any then-current Benchmark for any Currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(c)(iv).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank” shall mean each Person executing this Agreement as a Bank on the Closing Date and any other Person that shall have become a party to this Agreement as a Bank pursuant to an Assignment Agreement or pursuant to Section 3.13, other than any Person that ceases to be a party hereto as a Bank pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Banks” includes the Swingline Bank.
“Base Rate” shall mean, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1%.
“Base Rate Loan” shall mean any Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.06(a). All Base Rate Loans shall be denominated in Dollars.
“Benchmark” shall mean, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” shall mean, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(c)(i), (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, Swiss Francs or Singapore Dollars, the Adjusted Daily Simple RFR applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to such Adjusted Daily Simple RFR or the then-current Benchmark for such Currency, then “Benchmark” shall mean, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(c)(i) and (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros or Yen, EURIBOR or TIBOR, respectively; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR or TIBOR, as applicable, or the then-current Benchmark for such Currency, then “Benchmark” shall mean, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(c)(i).
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrowers as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency.
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” shall mean, with respect to any Benchmark for any Currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” shall mean, with respect to any then-current Benchmark for any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(c)(i).
“Beneficial Owner” shall have the meaning set forth in 31 C.F.R. §1010.230.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” or “Borrowers” shall have the meaning set forth in the first paragraph of this Agreement.
“Borrower Materials” has the meaning assigned thereto in Section 5.01.
“Borrower Representative” shall have the meaning set forth in Section 10.17.
“Business Day” shall mean any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.
“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
“Cash Collateralize” shall mean, to pledge and deposit with, or deliver to the Agent, or directly to the applicable Issuing Bank (with notice thereof to the Agent), for the benefit of one or more of the Issuing Banks, the Swingline Bank or the Banks, as collateral for L/C Obligations or obligations of the Banks to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances in the applicable Currency or, if the Agent and the applicable Issuing Bank and the Swingline Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent, such Issuing Bank and the Swingline Bank, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalent” shall mean any debt instrument that would be deemed a cash equivalent in accordance with GAAP.
“Certificate of Beneficial Ownership” shall mean, for each Borrower, a certificate in form and substance acceptable to the Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.
“CFC” shall mean a Foreign Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, that is enacted, adopted or issued after the date hereof.
“Change of Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the Exchange Act), other than (i) the Current Management Team and (ii) any employee benefit plan of such

Person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Nordson; or (b) any event or series of events by which Nordson shall fail to own, directly or indirectly, 100% of the equity interests of the German Borrower or any other Foreign Borrower.
“Closing Date” shall mean the effective date of this Agreement, which date is June 6, 2023.
“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.
“Commitment Percentage” shall mean, as to any Bank, such Bank’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.
“Commitments” shall mean, collectively, as to all Banks, the Revolving Credit Commitments and the Term Loan Commitments of such Banks.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Companies” shall mean the Borrowers and all of their Subsidiaries.
“Company” shall mean any Borrower or a Subsidiary.
“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit F.
“Conforming Changes” shall mean, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “Eurocurrency Banking Day,” the definition of “RFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.04 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides (in consultation with the Borrower Representative) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment, in excess of fair and reasonable amounts, of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.

“Consolidated” shall mean the resultant consolidation of the financial statements of Nordson and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 5.01(a) and (b) hereof.
“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business of Nordson or any of its Subsidiaries for such period, all as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes, (b) Consolidated Interest Expense, and (c) any non-cash charges.
“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT plus Consolidated Depreciation and Amortization Charges.
“Consolidated Interest Expense” shall mean, for any period, the interest expense of Nordson for such period, as determined on a Consolidated basis and in accordance with GAAP and, to the extent not reflected in such Consolidated Interest Expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities; provided that any interest expense of Nordson or any of its Subsidiaries associated with any off-balance sheet Indebtedness, any Permitted Receivables Facility or any items that are not required to be reflected on a Consolidated balance sheet of Nordson under GAAP shall be excluded from “Consolidated Interest Expense”.
“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Nordson and its Subsidiaries for such period, as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated Total Assets” shall mean the book value of all assets of Nordson and its Subsidiaries, as determined on a Consolidated basis and in accordance with GAAP, based upon the financial statements of Nordson for the most recently completed fiscal quarter.
“Consolidated Trailing EBITDA” shall mean, for the relevant period, the sum of (a) Consolidated EBITDA, plus (b) the sum of the following, without duplication, (i) expenses for franchise, withholding, property, state, excise and other taxes, (ii) any costs or expense incurred by the Borrowers or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement to the extent such costs or expenses are non-cash (other than to the extent of any cash expenses with respect to taxes associated with the exercise of such options, equity grants or rights) or are funded with cash proceeds contributed to the capital of Nordson or net cash proceeds from the issuance of equity proceeds of Nordson, (iii) transaction expenses incurred in connection with the Loan Documents and any Acquisitions, investments, dispositions or issuance of Indebtedness permitted hereunder, in each case, whether or not actually consummated, (iv) write-offs and write-downs during such period, (v) any loss or discount on the sale of accounts receivables and any Receivables Related Assets in connection with any Permitted Receivables Facility, (vi) restructuring losses, charges or expenses incurred during such period, (vii) (A) unusual and non-recurring losses, charges or expenses and (B) the amount of any “run rate” cost synergies, operating expense reductions and other net cost savings and integration costs, in each case projected by Nordson in connection with any Acquisition permitted hereunder, net of the amount of actual benefits realized during such period from such actions; provided that (x) such synergies, expense reductions and cost savings are reasonably identifiable, factually supportable, expected to have a continuing impact on the operations of Nordson and its Subsidiaries and have been determined by Nordson in good faith to be reasonably anticipated to be realizable within 12 months following any such action as set forth in reasonable detail on a certificate of a Financial Officer of Nordson delivered to the Agent, (y) no such amounts shall be added pursuant to this clause (b)(vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Trailing EBITDA, whether through a pro forma adjustment or otherwise and (z) the aggregate amount added pursuant to this clause (b)(vii) for the most recently completed four (4) fiscal quarters of Nordson shall in no event exceed 10% of Consolidated Trailing EBITDA for such period (calculated prior to any such add-backs pursuant to this clause (b)(vii)), (viii) expenses, charges or losses covered by indemnification, insurance or other reimbursement obligations and actually reimbursed during such period, and (ix) without duplication of the foregoing clauses (i) through (viii), the Consolidated EBITDA of Subsidiaries, businesses, all or substantially all of the assets of a Person, business units, lines of business or divisions acquired by Nordson and its Subsidiaries during the most recently completed four (4) fiscal quarters on a pro forma basis to the extent that such Consolidated EBITDA of Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) as determined in good faith by the Borrower Representative minus (c) the sum of the following, without duplication, (i) the Consolidated EBITDA of Subsidiaries, businesses, all or substantially all of the assets of a Subsidiary, business units, lines of business or divisions disposed of by Nordson and its Subsidiaries during the most recently completed four (4) fiscal quarters on a pro forma basis, (ii) federal, state and foreign income tax credits of Nordson and its Subsidiaries for such period (to the extent not netted from such tax expense), (iii) any cash expense made during such period which represents the reversal of any non-cash charge that was added in a prior period pursuant to clause (c) of “Consolidated EBIT”, and (iv) any unusual and non-recurring gains.
“Consolidated Trailing Interest Expense” shall mean the sum of (a) Consolidated Interest Expense, plus (b)(i) without duplication, the interest expense of Subsidiaries, businesses, business units, lines of business or divisions acquired by Nordson and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such interest expense of such Subsidiaries, businesses, business units, lines of business or divisions acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) as determined in good faith by the Borrower Representative, minus (ii) the interest expense of Subsidiaries, businesses, business units, lines of business or divisions disposed of by Nordson and its Subsidiaries during the most recently completed four (4) fiscal quarters.
“Controlled Group” shall mean the Borrowers and each Person required to be aggregated with the Borrowers under Code Sections 414(b), (c), (m) or (o).
“Covered Party” has the meaning assigned thereto in Section 10.24(a).
“Credit Facility” shall mean, collectively, the Revolving Credit Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility.
“Currencies” shall mean Dollars and each Alternative Currency, and “Currency” shall mean any of such Currencies.
“Current Management Team” shall mean any group comprised of the chief executive officer, the chief operating officer, the chief financial officer and other senior management of Nordson (or any combination thereof) as in place on the Closing Date, and their respective spouses and children (and/or trusts of which the only beneficiaries are such members of senior management and their respective spouses and children) or any “group” (within the meaning of Rule 13d under the Exchange Act) that includes at least three (3) of such members of senior management, together with their “affiliates” and “associates” (within the meaning of Rule 12b-2 under the Exchange Act).
“Daily Simple RFR Loan” shall mean any Loan that bears interest at a rate based on Adjusted Daily Simple RFR.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, the German Insolvency Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any of the events specified in Article VII, whether or not any requirement for such event to become an Event of Default has been satisfied.
“Defaulting Bank” shall mean, subject to Section 3.15(b), any Bank that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans or any Term Loan required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Agent and the Borrowers in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Bank, the Swingline Bank or any other Bank any other amount required to be paid by it hereunder (including in respect of participations in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Agent, any Issuing Bank or the Swingline Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrowers, to confirm in writing to the Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any reasonable determination by the Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 3.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Bank and each Bank.
“Depreciation and Amortization Charges” shall mean, with respect to any Person for any period, in accordance with GAAP, the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of such Person as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business by such Person for such period.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.
“Dollar Equivalent” shall mean, subject to Section 1.06, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars as determined by the Agent at such time in its sole discretion by reference to the most recent Spot Rate for such Alternative Currency (as determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of changeover to or operation of a single or unified European currency.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Borrower or of the imposition of a Lien on the assets of a Borrower or its Subsidiaries; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Borrower; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (g) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (h) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (i) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (j) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B, that, as to (a) through (j) above, would reasonably be likely to have or result in a Material Adverse Effect.
“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.
“Erroneous Payment” has the meaning assigned thereto in Section 9.10(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 9.10(d).
“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 9.10(d).
“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 9.10(d).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“EURIBOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.
“Euro” and “EUR” and the symbol “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Banking Day” shall mean, (a) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day, and (b) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Yen, any day (other than a Saturday or Sunday) on which banks are open for business in Japan; provided, that for purposes of notice requirements in Sections 2.01(a)(iii), 2.01(a)(iv), 2.01(c)(ii), 2.01(c)(iv) and 3.07, in each case, such day is also a Business Day.
“Eurocurrency Rate” shall mean, for any Eurocurrency Rate Loan for any Interest Period:
(a)denominated in Euros, the greater of (i) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Agent, for a period comparable to the applicable Interest Period), at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (ii) the Floor;
(b)denominated in Yen, the greater of (i) the rate per annum equal to the Tokyo Interbank Offered Rate (“TIBOR”) as administered by the Ippan Shadan Hojin JBA TIBOR Administration, or a comparable or successor administrator approved by the Agent, for a period comparable to the applicable

Interest Period, at approximately 11:00 a.m. (Tokyo time) on the applicable Rate Determination Date and (ii) the Floor; and
(c)if applicable and approved by the Agent and the Banks pursuant to Section 1.08, denominated in any other Currency (other than a Currency referenced in clauses (a) and (b) above, Euros, Yen, Swiss Francs, Sterling or Singapore Dollars), the rate designated with respect to such Currency at the time such currency is approved by the Agent and the Banks pursuant to Section 1.08.
“Eurocurrency Rate Loan” shall mean any Loan bearing interest at a rate based on the Adjusted Eurocurrency Rate.
“Eurocurrency Reserve Percentage” shall mean, for any day, the percentage which is in effect for such day as prescribed by the FRB for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
“Event of Default” shall mean any of the events specified in Article VII, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Swap Obligations” shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty Obligations of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any Guaranty Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty Obligation or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 3.05) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 3.02 amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.02(g) and (d) any U.S. federal withholding Taxes imposed under FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Borrower to any Bank hereunder or under any other Loan Document, provided that such Bank shall have complied with Section 3.02(f).

“Existing Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement, dated as of April 30, 2019, among Nordson, as borrower, KeyBank National Association, as administrative agent, and each lender from time to time party thereto (as amended, restated, supplemented or otherwise modified prior to the date hereof).
“Existing Term Loan Agreement” shall mean that certain Term Loan Agreement, dated as of January 18, 2023, among Nordson, as borrower, certain subsidiaries of Nordson party thereto, PNC Bank, National Association, as administrative agent, and the lenders party thereto (as amended, restated, supplemented or otherwise modified prior to the date hereof).
“Extensions of Credit” shall mean, as to any Bank at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Bank then outstanding, (ii) such Bank’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Bank’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Bank then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Bank, as the context requires.
“Facility Fee” has the meaning assigned thereto in Section 3.08(a).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” shall mean (a) the Agent Fee Letter and (b) any letter between the Borrowers and any other Arranger.
“Financial Officer” shall mean any of the following officers: chief executive officer, president, vice president-finance, chief financial officer, controller or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Nordson.
“Floor” shall mean a rate of interest equal to zero percent (0.0%) per annum.
“Foreign Bank” shall mean (a) if a Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Bank that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Borrower” shall mean any Wholly-Owned Subsidiary of Nordson that is also a Foreign Subsidiary of Nordson, that, on or after the Closing Date, has satisfied, in the opinion of the Agent, the requirements of Section 2.03 hereof.
“Foreign Subsidiary” shall mean a Subsidiary that is organized outside of the United States.
“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” shall mean, at any time there is a Defaulting Bank, (a) with respect to any Issuing Bank, such Defaulting Bank’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than such L/C Obligations as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof and (b) with respect to any Swingline Bank, such Defaulting Bank’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof.
“FSHCO” shall mean any Subsidiary that owns, directly or indirectly, no material assets other than equity interests (or equity interests and indebtedness owed by CFCs) of one or more CFCs.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” shall have the meaning given to such term in Section 1.02.
“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker or co-borrower, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.
“Guarantor of Payment” shall mean any Subsidiary that executes and delivers a Guaranty of Payment on or after the Closing Date, or any other Person that shall deliver a Guaranty of Payment to the Agent or any Bank on or after the Closing Date.
“Guaranty Obligations” shall mean as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness). The amount of any Guaranty Obligation shall be deemed to be an amount equal to the then stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the then maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
“Guaranty of Payment” shall mean (a) in the case of a guaranty by Nordson, a guaranty in the form and substance attached hereto as Exhibit I duly completed to the reasonable satisfaction of the Agent, and (b) in the case of any Subsidiary, a guaranty substantially similar to Exhibit I attached hereto modified to the reasonable satisfaction of the Agent to reflect the nature of it as a subsidiary guaranty.
“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.
“Increase Effective Date” has the meaning assigned thereto in Section 3.13(c).
“Incremental Amendment” has the meaning assigned thereto in Section 3.13(f).
“Incremental Bank” has the meaning assigned thereto in Section 3.13(b).
“Incremental Increase” has the meaning assigned thereto in Section 3.13(a).
“Incremental Revolving Credit Facility Increase” has the meaning assigned thereto in Section 3.13(a).
“Incremental Term Loan” has the meaning assigned thereto in Section 3.13(a).
“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 3.13(a).
“Indebtedness” shall mean, for any Borrower or any Subsidiary (excluding in all cases trade payables payable in the ordinary course of business by such Borrower or such Subsidiary), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, in each case, incurred outside of the ordinary course of business, (c) all obligations under conditional sales or other title retention agreements (other than a true consignment), in each case, incurred outside of the ordinary course of business, (d) all current obligations (contingent or otherwise) under any letter of credit or banker’s acceptance (other than commercial, trade or other letters of credit entered into in connection with customer or supplier relationships in the ordinary course business), (e) all synthetic leases, (f) all obligations of such Borrower or such Subsidiary with respect to the repurchase of assets under asset securitization financing programs, including but not limited to, the Permitted Receivables Facility, (g) all material obligations arising outside the ordinary course of business to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (h) all Guaranty Obligations in respect of any of the foregoing clauses (a) through (g). Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, or (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Information” has the meaning assigned thereto in Section 10.20.
“Initial Issuing Bank” shall mean (a) Wells Fargo, (b) U.S. Bank National Association, (c) PNC Bank, National Association, (d) JPMorgan Chase Bank, N.A. and (e) Bank of America, N.A.
“Initial Term Loan” shall mean the term loan made, or to be made, to Nordson by the Term Loan Banks pursuant to Section 2.01(c).
“Interest Coverage Ratio” shall mean, for the most recently completed four (4) fiscal quarters of Nordson, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Trailing EBITDA to (b) Consolidated Trailing Interest Expense, as determined as of the conclusion of most recently completed fiscal quarter in accordance with Nordson’s customary financial reporting practices.
“Interest Payment Date” shall mean (a) as to any Base Rate Loan or Daily Simple RFR Loan, the last Business Day of each March, June, September and December and the Applicable Maturity Date and (b) as to any Eurocurrency Rate Loan or Term SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day and the Applicable Maturity Date.
“Interest Period” shall mean, as to any Eurocurrency Rate Loan or Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan or Term SOFR Loan, as applicable, and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:
(a)the Interest Period shall commence on the date of advance of or conversion to any Eurocurrency Rate Loan or Term SOFR Loan, as applicable, and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)no Interest Period shall extend beyond the Applicable Maturity Date;
(e)there shall be no more than ten (10) Interest Periods in effect at any time; and

(f)no tenor that has been removed from this definition pursuant to Section 3.03(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.
“IRS” shall mean the United States Internal Revenue Service.
“ISP” shall mean the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Bank” shall mean (i) the Initial Issuing Banks and (ii) any other Revolving Credit Bank to the extent it has agreed in its sole discretion to act as an “Issuing Bank” hereunder and that has been approved in writing by the Borrowers and the Agent (such approval by the Agent not to be unreasonably delayed or withheld) as an “Issuing Bank” hereunder, in each case in its capacity as issuer of any Letter of Credit (in each case, through itself or through one of its designated Affiliates or branch offices).
“L/C Commitment” shall mean, as to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrowers or one or more of their Subsidiaries from time to time in an aggregate amount equal to (a) for each of the Initial Issuing Banks, the amount set forth opposite the name of each such Initial Issuing Bank on Schedule 1.1(b) and (b) for any other Issuing Bank becoming an Issuing Bank after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower Representative and such Issuing Bank (which such agreement shall be promptly delivered to the Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower Representative and such Issuing Bank (which such agreement shall be promptly delivered to the Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Bank for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).
“L/C Facility” shall mean the letter of credit facility established pursuant to Section 2.01(b).
“L/C Obligations” shall mean at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.01(b)(v).
“L/C Participants” shall mean, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Banks other than the applicable Issuing Bank.
“L/C Sublimit” shall mean the lesser of (a) Eighty-Five Million Dollars ($85,000,000) and (b) the aggregate amount of the Revolving Credit Commitments.
“Lending Office” shall mean, with respect to any Bank, the office of such Bank maintaining such Bank’s Extensions of Credit, which office may, to the extent the applicable Bank notifies the Agent in writing, include an office of any Affiliate of such Bank or any domestic or foreign branch of such Bank or Affiliate.
“Letter of Credit Application” shall mean an application requesting the applicable Issuing Bank to issue a Letter of Credit in the form specified by the applicable Issuing Bank from time to time.
“Letter of Credit Documents” shall mean with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Bank and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Bank from time to time.

“Letters of Credit” shall mean the collective reference to letters of credit issued pursuant to Section 2.01(b). A Letter of Credit may be issued in Dollars or in any Alternative Currency.
“Leverage Ratio” shall mean, at any time, for the most recently completed four (4) fiscal quarters of Nordson, on a Consolidated basis and in accordance with GAAP, the ratio of (a)(i) Total Indebtedness minus (ii) the aggregate amount of cash, Cash Equivalents and other marketable securities of Nordson and its Subsidiaries that are not subject to a Lien (other than a Lien in favor of the Agent for the benefit of the Banks) as set forth on the financial statements of Nordson and its Subsidiaries for the most recently completed fiscal quarter to (b) Consolidated Trailing EBITDA, all as determined as of the conclusion of most recently completed fiscal quarter in accordance with Nordson’s customary financial reporting practices.
“Leverage Ratio Step-Up Period” shall mean the fiscal quarter in which a Material Acquisition Event occurs and the next following three consecutive fiscal quarter periods of Nordson.
“Lien” shall mean any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any (real or personal) or asset.
“Loan” shall mean a Revolving Credit Loan, Term Loan or a Swingline Loan, and “Loans” shall mean the collective reference to such Loans.
“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, the Fee Letters, the Nordson Guaranty and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.
“Loan Party” shall mean each Borrower and each Guarantor of Payment.
“Material Acquisition Event” shall mean any time when (a) any Company consummates an Acquisition, the Consideration for which is greater than or equal to One Hundred Million Dollars ($100,000,000), or (b) any Company or the Companies consummate one or more Acquisitions over a period of no more than ninety (90) days, the aggregate Consideration for which is greater than or equal to One Hundred Million Dollars ($100,000,000).
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Nordson and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Agent of the Banks (taken as a whole) hereunder or thereunder.
“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of a Borrower or any Subsidiary in an amount equal to or greater than the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to five percent (5%) of Consolidated Total Assets.
“Minimum Collateral Amount” shall mean, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Bank, an amount equal to 105% of the Dollar Equivalent of the Fronting Exposure of each of the Issuing Banks with respect to Letters of Credit issued by it and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 8.04, an amount equal to the Dollar Equivalent of 105% of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the

Agent and each of the applicable Issuing Banks that is entitled to Cash Collateral hereunder at such time in their sole discretion.
“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.
“Non-Consenting Bank” shall mean any Bank that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Banks or all affected Banks in accordance with the terms of Section 10.03 and (b) has been approved by the Required Banks, as applicable.
“Non-Defaulting Bank” shall mean, at any time, each Bank that is not a Defaulting Bank at such time.
“Nordson” shall have the meaning provided in the first paragraph hereof.
“Nordson Guaranty” shall mean a Guaranty of Payment in the form of the attached Exhibit I.
“Note” shall mean any Revolving Credit Note, any Swingline Note, any Term Loan Note or any other note delivered pursuant to this Agreement.
“Notice of Account Designation” has the meaning assigned thereto in Section 2.01(a)(iii).
“Notice of Borrowing” shall mean a Notice of Borrowing in the form of the attached Exhibit B.
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 3.07.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.01(a)(iv).
“Obligations” shall mean, collectively, all Indebtedness incurred by Borrowers to Agent and the Banks pursuant to this Agreement and includes the principal amount of and interest (including any interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allocable in such proceeding) on all Loans and each extension, renewal or refinancing thereof in whole or in part, any L/C Obligations, any Reimbursement Obligation, the facility fees, other fees and any prepayment fees and other amounts payable hereunder; provided, however, that the Obligations shall not include any Excluded Swap Obligations.
“Obligor” shall mean (a) a Person whose credit or any of whose property is pledged to the payment of the Obligations and includes, without limitation, any Guarantor of Payment, and (b) any signatory to a Related Writing.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, which shall include in relation to a German Borrower, an up-to-date extract of the commercial register, a copy of the articles of association and a copy of the shareholder list, and, in each case, any amendments to any of the foregoing.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.05).
“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent (or to the extent payable to an Issuing Bank or the Swingline Bank, such Issuing Bank or the Swingline Bank, as applicable, in each case, with notice to the Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Agent (or to the extent payable to an Issuing Bank or the Swingline Bank, such Issuing Bank or the Swingline Bank, as applicable, in each case, with notice to the Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions.
“Participant” shall have the meaning provided to such term in clause (a) of Section 10.11.
“Participant Register” shall have the meaning specified in clause (c) of Section 10.11.
“Participating Member State” shall mean any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Payment Recipient” has the meaning assigned thereto in Section 9.10(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.
“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).
“Permitted Receivables Facility” shall mean an accounts receivable facility whereby Nordson or its Subsidiaries sell or transfer the accounts receivables of Nordson or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility is guaranteed by Nordson or any Subsidiary, (b) there is no recourse or obligation to Nordson or any Subsidiary (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Facility, and (c) neither Nordson nor any Subsidiary (other than the Receivables Subsidiary) provides, either directly or indirectly, any other credit support of any kind (excluding credit insurance or similar third party credit support obtained in the ordinary course of business) in connection with such Permitted Receivables Facility other than as set forth in subpart (b) of this definition.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.
“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by a Borrower or any ERISA Affiliate.
“Platform” shall mean Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by the Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Priority Indebtedness” shall mean, without duplication, the sum of (a) all Indebtedness of Subsidiaries and (b) all Indebtedness of Nordson secured by any Liens permitted by Section 5.06(i).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Banks” has the meaning assigned thereto in Section 5.01.
“Rate Determination Date” shall mean, with respect to any Interest Period, two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Agent; provided that to the extent that such market practice is not administratively feasible for the Agent, such other day as otherwise reasonably determined by the Agent).
“Receivables Related Assets” shall mean accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.
“Receivables Subsidiary” shall mean a Wholly-Owned Subsidiary of Nordson that is established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring and selling accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.
“Recipient” shall mean (a) the Agent, (b) any Bank or (c) any Issuing Bank, as applicable.
“Register” has the meaning assigned thereto in Section 10.10(i).
“Reimbursement Obligation” shall mean the obligation of the Borrowers to reimburse any Issuing Bank pursuant to Section 2.01(b)(v) for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Borrower, any Subsidiary or any Obligor, or any of their respective officers, to the Banks pursuant to or otherwise in connection with this Agreement.
“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (i) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Removal Effective Date” has the meaning assigned thereto in Section 9.06(b).
“Reportable Event” shall mean any of the events set forth in Section 4043 of ERISA or the regulations issued under such section, other than events for which the 30-day notice period has been waived.
“Required Banks” shall mean, at any time, Banks having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Banks. The Total Credit Exposure of any Defaulting Bank shall be disregarded in determining Required Banks at any time.
“Resignation Effective Date” has the meaning assigned thereto in Section 9.06(a).
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Revaluation Date” shall mean, subject to Section 1.06,
(a)with respect to any Loan denominated in an Alternative Currency, each of the following: (i) the date of the borrowing of such Loan (including any borrowing or deemed borrowing in respect of any unreimbursed portion of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency) but only as to the amounts so borrowed on such date, (ii) each date of a continuation of such Loan pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (iii) such additional dates as the Agent shall determine; and
(b)with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the stated amount of the Letter of Credit so issued on such date and (ii) such additional dates as the Agent shall determine.

“Revolving Credit Banks” shall mean, collectively, all of the Banks with a Revolving Credit Commitment or if the Revolving Credit Commitment has been terminated, all Banks having Revolving Credit Exposure.
“Revolving Credit Commitment” shall mean (a) as to any Revolving Credit Bank, the obligation of such Revolving Credit Bank to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Bank’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 3.13) and (b) as to all Revolving Credit Banks, the aggregate commitment of all Revolving Credit Banks to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 3.13). The aggregate Revolving Credit Commitment of all the Revolving Credit Banks on the Closing Date shall be Eight Hundred Fifty Million Dollars ($850,000,000). The Revolving Credit Commitment of each Revolving Credit Bank on the Closing Date is set forth opposite the name of such Bank on Schedule 1.1(a).
“Revolving Credit Commitment Percentage” shall mean, with respect to any Revolving Credit Bank at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Banks represented by such Revolving Credit Bank’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
“Revolving Credit Exposure” shall mean, as to any Revolving Credit Bank at any time, the Dollar Equivalent of the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Bank’s participation in L/C Obligations and Swingline Loans at such time.
“Revolving Credit Facility” shall mean the revolving credit facility established pursuant to Section 2.01(a) (including any increase in such revolving credit facility pursuant to Section 3.13).
“Revolving Credit Loan” shall mean any revolving loan made to a Borrower pursuant to Section 2.01(a), and all such revolving loans collectively as the context requires.
“Revolving Credit Maturity Date” shall mean the earliest to occur of (a) June 6, 2028, (b) the date of termination of the entire Revolving Credit Commitment by the Borrowers pursuant to Section 2.01(a)(v), and (c) the date of termination of the Revolving Credit Commitment pursuant to Article VIII.
“Revolving Credit Note” shall mean a promissory note made by the Borrowers in favor of a Revolving Credit Bank evidencing the Revolving Credit Loans made by such Revolving Credit Bank, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Revolving Credit Outstandings” shall mean the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Extensions of Credit” shall mean (a) any Revolving Credit Loan then outstanding, (b) any Letter of Credit then outstanding or (c) any Swingline Loan then outstanding.
“RFR” shall mean, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Swiss Francs, SARON and (d) Singapore Dollars, SORA.
“RFR Business Day” shall mean, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, (b) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (c) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich and (d) Singapore Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Singapore; provided, that for purposes of notice requirements in Sections 2.01(a)(iii), 2.01(a)(iv), 2.01(c)(ii), 2.01(c)(iv) and 3.07, in each case, such day is also a Business Day.
“RFR Loan” shall mean a Daily Simple RFR Loan or a Term SOFR Loan, as the context may require.
“RFR Rate Day” has the meaning assigned thereto in the definition of “Adjusted Daily Simple RFR”.
“Same Day Funds” shall mean (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Agent or the applicable Issuing Bank (with notice thereof to the Agent), as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctioned Country” shall mean at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” shall mean any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the

European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) a Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.
“SARON” shall mean a rate equal to the Swiss Average Rate Overnight as administered by the SARON Administrator.
“SARON Administrator” shall mean SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).
“SARON Administrator’s Website” shall mean SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.
“SEC” shall mean the United States Securities Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Singapore Dollar” or “SGD” shall mean the lawful currency of Singapore.
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SONIA” shall mean a rate equal to the Sterling Overnight Index Average as administered by the RFR Administrator.
“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SORA” shall mean a rate equal to the Singapore Overnight Rate Average as administered by the SORA Administrator.
“SORA Adjustment” shall mean a percentage equal to 0.080% per annum.
“SORA Administrator” shall mean the Monetary Authority of Singapore (or any successor administrator of the Singapore Overnight Rate Average).
“SORA Administrator’s Website” shall mean the Monetary Authority of Singapore’s website, currently at https://eservices.mas.gov.sg, or any successor source for the Singapore Overnight Rate Average identified as such by the SORA Administrator from time to time.

“Special Notice Currency” shall mean, at any time, an Alternative Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America.
“Spot Rate” shall mean, subject to Section 1.06, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Agent in accordance with the procedures generally used by the Agent for syndicated credit facilities in which it acts as administrative agent.
“Sterling” or “Pounds Sterling” or “£” shall mean the lawful currency of the United Kingdom.
“Subordinated”, as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Agent and the Required Banks) in favor of the prior payment in full of the Debt.
“Subordinated Indebtedness” shall mean, for Nordson or any Subsidiary any Indebtedness that is Subordinated.
“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, (ii) a partnership or limited liability company of which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, is a general partner or managing member, as the case may be, that, or otherwise, has the power to direct the policies, management and affairs thereof, or (iii) any other Person (other than a corporation) in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Nordson.
“Swap Obligation” shall mean, with respect to the Borrowers or any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Bank” shall mean Wells Fargo (or any of its designated branch offices or Affiliates) in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Commitment” shall mean the lesser of (a) Seventy-Five Million Dollars ($75,000,000) and (b) the aggregate amount of the Revolving Credit Commitments.
“Swingline Facility” shall mean the swingline facilities established pursuant to Section 2.01(a)(ii).
“Swingline Loan” shall mean any swingline loan made by the Swingline Bank to Nordson pursuant to Section 2.01(a)(ii), and all such swingline loans collectively as the context requires. All Swingline Loans shall be denominated in Dollars.
“Swingline Note” shall mean a promissory note made by Nordson in favor of the Swingline Bank evidencing the Swingline Loans made by the Swingline Bank, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Participation Amount” has the meaning assigned thereto in Section 2.01(a)(ii)(B)(3).
“Swiss Franc” or “CHF” shall mean the lawful currency of Switzerland.
“T2” shall mean the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” shall mean any day on which T2 is open for the settlement of payments in Euros.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Bank” shall mean any Bank with a Term Loan Commitment and/or outstanding Term Loans.
“Term Loan Commitment” shall mean (a) as to any Term Loan Bank, the obligation of such Term Loan Bank to make a portion of the Initial Term Loan and/or Incremental Term Loans, as applicable, to the account of the applicable Borrower hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name on the Register/Schedule 1.1(a), as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Term Loan Banks, the aggregate commitment of all Term Loan Banks to make such Term Loans. The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Term Loan Banks on the Closing Date shall be the Dollar Equivalent of Three Hundred Million Dollars ($300,000,000). The Term Loan Commitment of each Term Loan Bank as of the Closing Date is set forth opposite the name of such Term Loan Bank on Schedule 1.1(a).
“Term Loan Facility” shall mean the term loan facility established pursuant to Section 2.01(c) (including any new term loan facility established pursuant to Section 3.13).
“Term Loan Maturity Date” shall mean the first to occur of (a) June 6, 2026, and (b) the date of acceleration of the Term Loans pursuant to Article VIII.
“Term Loan Note” shall mean a promissory note made by the applicable Borrower in favor of a Term Loan Bank evidencing the portion of the Term Loans made by such Term Loan Bank, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Term Loan Percentage” shall mean, with respect to any Term Loan Bank at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Term Loan Bank’s Term Loans. The Term Loan Percentage of each Term Loan Bank as of the Closing Date is set forth opposite the name of such Bank on Schedule 1.1(a).
“Term Loans” shall mean the Initial Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” shall mean any of such Term Loans.
“Term SOFR” shall mean,

(a)for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) RFR Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” shall mean a percentage equal to 0.10% per annum.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate, as selected by Agent in its reasonable discretion).
“Term SOFR Loan” shall mean any Loan that bears interest at a rate based on Adjusted Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“TIBOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.
“Total Credit Exposure” shall mean, as to any Bank at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Bank at such time.
“Total Indebtedness” shall mean, at any time, on a Consolidated basis, all Indebtedness of Nordson and its Subsidiaries, including, but not limited to, current, long-term and Subordinated Indebtedness (to the extent constituting Indebtedness); provided that all off-balance sheet indebtedness, indebtedness under the Permitted Receivables Facility and any items that are not required to be reflected as a liability on the balance sheet of Nordson and its Subsidiaries in accordance with GAAP shall not be included in “Total Indebtedness”.
“Transactions” shall mean, collectively, (a) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement and the Existing Term Loan Agreement, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents which they are or are intended to be a party and the funding of the Loans thereunder, and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” shall mean the United States of America.
“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 3.02.
“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
“Voting Stock” shall mean, with respect to any corporation, partnership or limited liability company (or equivalent of any such entity), any shares of stock, partnership interests or membership interests of such entity whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation or members of other similar governing body (irrespective of whether at the time stock or interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).
“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association.
“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, except for director’s qualifying shares or shares required to be owned individually due to country specific regulations regarding ownership or control of the organization or operation of such entity, all of the securities or other ownership interest of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

“Withholding Agent” shall mean any Loan Party and the Agent.
“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen”, “Japanese Yen” or “¥” shall mean the lawful currency of Japan.
Section 1.02    Accounting and Legal Principles, Terms and Determinations.
(a)All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof, except that with respect to any leases of any Person that are, or would be, characterized as operating leases in accordance with GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases (and not as capital leases) for purposes of this Agreement notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital or finance leases in the financial statements. Interim financial statements otherwise prepared in accordance with GAAP shall be deemed to comply with such principles subject to year-end adjustments and notwithstanding the absence of footnotes. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of Nordson and its Subsidiaries made available pursuant to clause (b) of Section 5.01 or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (a) of Section 5.01. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced. Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof.
(b)If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Representative or the Required Banks shall so request, the Administrative Agent, the Banks and the Borrower Representative shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Representative shall provide to the Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Section 1.03    Terms Generally. The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.
Section 1.04    Divisions. For all purposes under the Loan Documents, in connection with any division or plan or division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 1.05    Rates. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any Adjusted Daily Simple RFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.03(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any Adjusted Daily Simple RFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.06    Exchange Rates; Currency Equivalents; Daily Simple RFR Loans.
(a)The Agent shall determine the Dollar Equivalent amount of each Extension of Credit denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Agent.
(b)Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Agent.

(c)Notwithstanding the foregoing provisions of this Section 1.06 or any other provision of this Agreement, each Issuing Bank may compute the Dollar Equivalent of the maximum amount of each applicable Letter of Credit issued by such Issuing Bank by reference to exchange rates determined using any reasonable method customarily employed by such Issuing Bank for such purpose.
(d)Notwithstanding the foregoing provisions of this Section 1.06 or any other provision of this Agreement, in connection with Daily Simple RFR Loans in an Alternative Currency for a particular Borrower, the Spot Rate on each date of borrowing by such Borrower shall be the Spot Rate in effect as of the Revaluation Date applicable to the first borrowing of any such Daily Simple RFR Loans by such Borrower in such Alternative Currency (or, if applicable, any later Revaluation Date pursuant to clause (a)(iii) of the definition of “Revaluation Date”).
Section 1.07    Change of Currency.
(a)The obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London or applicable offshore interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
Section 1.08    Additional Alternative Currencies.
(a)The Borrowers may from time to time request that (i) Revolving Credit Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency” and/or (ii) Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is (A) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and (B) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Bank for making Loans or any Issuing Bank for issuing Letters of Credit, as applicable, unless such authorization has been obtained and remains in full force and effect. In the case of any such request with respect to the making of Revolving Credit Loans, such request shall be subject to the approval of the Agent and the Revolving Credit Banks; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Agent, the Revolving Credit Banks and the applicable Issuing Bank or Issuing Banks.
(b)Any such request shall be made to the Agent not later than 11:00 a.m., (i) with respect to a request for an additional Alternative Currency, twenty (20) Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Agent in its sole discretion) or (ii) with respect to a request for an additional Alternative Currency for issuance of Letters of Credit, five (5) Business Days prior to the date of the desired Letter of Credit (or such other time or date as may be agreed by the applicable Issuing Bank, in its sole discretion with notice to the Agent). Each such request shall also identify the applicable benchmark rate that is to apply to Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, such requested additional Alternative Currency. In the case of any such request pertaining to Revolving Credit Loans, the Agent shall promptly notify each Revolving Credit Bank thereof; and in the case of any such request pertaining to Letters of Credit, the Agent shall promptly notify the Issuing Bank thereof. Each Revolving Credit Bank (in the case of any such request pertaining to Revolving Credit Loans) shall notify the Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans in such requested currency and the usage of such benchmark rate. The applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Agent, not later than 11:00 a.m., three Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency and the usage of such benchmark rate.
Any failure by a Revolving Credit Bank or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Bank or the applicable Issuing Bank, as the case may be, to permit Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency and such benchmark rate to be used. If the Agent and all the Revolving Credit Banks consent to making Revolving Credit Loans in such requested currency and using such benchmark rate, the Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Revolving Credit Loans; and if the Agent, all the Revolving Credit Banks and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Agent shall promptly so notify the Borrowers.
In connection with any approved request for an Alternative Currency, the Agent will have the right to make any technical, administrative or operational changes that the Agent decides may be appropriate to reflect the inclusion of such Alternative Currency and the adoption and implementation of the benchmark rate applicable thereto and to permit the administration thereof by the Agent from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
Section 1.09    Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.10    References to Laws. Unless otherwise expressly provided herein, any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, USA Patriot Act, the Securities Act, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.11    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
AMOUNT AND TERMS OF CREDIT
Section 2.01    Revolving Credit Facility; Letter of Credit Facility; Term Loan Facility.
(a)Revolving Credit Facility.
(i)Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Bank severally agrees to make Revolving Credit Loans in Dollars or in one or more Alternative Currencies to the Borrowers from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the applicable Borrower in accordance with the terms of Section 2.01(a)(iii); provided, that (A)  the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment, (B) the Revolving Credit Exposure of any Revolving Credit Bank shall not at any time exceed such Revolving Credit Bank’s Revolving Credit Commitment and (C) the sum of the Dollar Equivalent of the total Revolving Credit Exposure denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Each Revolving Credit Loan by a Revolving Credit Bank shall be in a principal amount equal to such Revolving Credit Bank’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.
(ii)Swingline Loans.
(A)Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Bank shall, from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date make Swingline Loans in Dollars to Nordson; provided, that (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans made by the Swingline Bank in Dollars (after giving effect to any amount requested) shall not exceed the Swingline Commitment.
(B)Refunding.
(1)The Swingline Bank, at any time and from time to time in its sole and absolute discretion may, on behalf of Nordson (which hereby irrevocably directs the Swingline Bank to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Credit Bank to make, and each Revolving Credit Bank hereby agrees to make, a Revolving Credit Loan in Dollars as a Base Rate Loan in an amount equal to such Revolving Credit Bank’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Bank. Each Revolving Credit Bank shall make the amount of such Revolving Credit Loan available to the Agent in Same Day Funds at the Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Agent to the

Swingline Bank for application by the Swingline Bank to the repayment of the Swingline Loans. No Revolving Credit Bank’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Bank’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Bank’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Bank to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
(2)Nordson shall pay to the Swingline Bank on demand, and in any event on the Revolving Credit Maturity Date, in Same Day Funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Banks are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, Nordson irrevocably authorizes the Agent to charge any account maintained by Nordson with the Swingline Bank (up to the amount available therein) in order to immediately pay the Swingline Bank the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Banks are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Bank shall be recovered by or on behalf of Nordson from the Swingline Bank in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Banks in accordance with their respective Revolving Credit Commitment Percentages.
(3)If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.01(a)(ii)(B)(1), each Revolving Credit Bank shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.01(a)(ii)(B)(1), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Bank an amount (the “Swingline Participation Amount”) equal to such Revolving Credit Bank’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Credit Bank will immediately transfer to the Swingline Bank, in Same Day Funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Bank has received from any Revolving Credit Bank such Revolving Credit Bank’s Swingline Participation Amount, the Swingline Bank receives any payment on account of the Swingline Loans, the Swingline Bank will distribute to such Revolving Credit Bank its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Bank’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Bank is required to be returned, such Revolving Credit Bank will return to the Swingline Bank any portion thereof previously distributed to it by the Swingline Bank.
(4)Each Revolving Credit Bank’s obligation to make the Revolving Credit Loans referred to in Section 2.01(a)(ii)(B)(1) and to purchase participating interests pursuant to Section 2.01(a)(ii)(B)(3) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Bank or Nordson may have against the Swingline Bank, any other Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (C) any adverse change in the condition (financial or otherwise) of any Borrower, (D) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Credit Bank or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(5)If any Revolving Credit Bank fails to make available to the Agent, for the account of the Swingline Bank, any amount required to be paid by such Revolving Credit Bank pursuant to the foregoing provisions of this Section 2.01(a)(ii) by the time specified in Section 2.01(a)(ii)(B)(1) or 2.01(a)(ii)(B)(3), as applicable, the Swingline Bank shall be entitled to recover from such Revolving Credit Bank (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Bank at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Bank in connection with the foregoing. If such Revolving Credit Bank pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Bank’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Bank submitted to any Revolving Credit Bank (through the Agent) with respect to any amounts owing under this clause (5) shall be conclusive absent manifest error.
(C)Defaulting Banks. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.01(a)(ii) shall be subject to the terms and conditions of Section 3.14 and Section 3.15.
(iii)Procedure for Advances of Revolving Credit Loans and Swingline Loans.
(A)Requests for Borrowing. The Borrower Representative shall give the Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than (1) 1:00 p.m. on the same Business Day as each Swingline Loan and (2) 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii)(A) in the case of a Term SOFR Loan, at least three (3) RFR Business Days before such Term SOFR Loan, (B) in the case of an RFR Loan denominated in any Alternative Currency, at least five (5) RFR Business Days before such RFR Loan, (C) in the case of a Eurocurrency Rate Loan denominated in Euro, at least three (3) Eurocurrency Banking Days before such Euro-denominated Eurocurrency Rate Loan, and (D) in the case of a Eurocurrency Rate Loan denominated in any Alternative Currency (other than Euro), at least four (4) Eurocurrency Banking Days before such Eurocurrency Rate Loan (or five (5) Eurocurrency Banking Days in the case of a Special Notice Currency), of its intention to borrow, in each case, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the Currency of such borrowing, (C) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to Eurocurrency Rate Loans and RFR Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, in each case, the remaining amount of the Revolving Credit Commitment or the Swingline Commitment, as applicable), (D) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (E) in the case of a Revolving Credit Loan whether such Revolving Credit Loan is to be a Eurocurrency Rate Loan, a Daily Simple RFR Loan, a Term SOFR Loan or a Base Rate Loan, and (F) in the case of a Eurocurrency Rate Loan or a Term SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrower Representative fails to specify the Currency of a Loan in a Notice of Borrowing, then the applicable Loans shall be made in Dollars. If the Borrower Representative fails to specify a type of Loan denominated in Dollars in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower Representative requests a borrowing of a Eurocurrency Rate Loan or a Term SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m. (or, with respect to Swingline Loans, 1:00 p.m.) shall be deemed received on the next Business Day, RFR Business Day or Eurocurrency Banking Day, as applicable. The Agent shall promptly notify the Revolving Credit Banks of each Notice of Borrowing.
(B)Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m. in the case of any Loan denominated in Dollars and not later than the Applicable Time specified by the Agent in the case of any Loan denominated in an Alternative Currency, in each case on the proposed borrowing date, (i) each Revolving Credit Bank will make available to the Agent, for the account of the applicable Borrower, at the Agent’s Office in Same Day Funds, in the applicable Currency, such Revolving Credit Bank’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Bank will make available to the Agent, for the account of the applicable Borrower, at the Agent’s Office in Same Day Funds, the Swingline Loans to be made on such borrowing date. Each Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of each borrowing requested pursuant to this Section in Same Day Funds by crediting or wiring such proceeds to the deposit account of such Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower Representative to the Agent or as may be otherwise agreed upon by the Borrower Representative and the Agent from time to time. Subject to Section 3.12 hereof, the Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Bank has not made available to the Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Banks as provided in Section 2.01(a)(ii)(B).
(iv)Repayment and Prepayment of Revolving Credit and Swingline Loans.
(A)Repayment on Termination Date. The Borrowers hereby agree to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.01(a)(ii)(B) (but, in any event, no later than the Revolving Credit Maturity Date), in each case, (x) in the Currency in which such Loan is denominated and (y) together with all accrued but unpaid interest thereon.
(B)Mandatory Prepayments.
(1)If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrowers agree to repay immediately upon notice from the Agent, by payment to the Agent for the account of the Revolving Credit Banks, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of

Credit then outstanding, as a payment of Cash Collateral into a Cash Collateral account opened by the Agent, for the benefit of the Revolving Credit Banks, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Article VIII).
(2)If at any time the sum of the Dollar Equivalent of the total Revolving Credit Exposure denominated in Alternative Currencies shall exceed an amount equal to 105% of the Alternative Currency Sublimit, the Borrowers agree to repay immediately upon notice from the Agent, by payment to the Agent for the account of the Revolving Credit Banks, Revolving Extensions of Credit in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit with each such repayment applied first to the principal amount of outstanding Revolving Credit Loans denominated in any Alternative Currency and second, with respect to any Letters of Credit denominated in any Alternative Currency then outstanding, as a payment of Cash Collateral in the applicable Currency into a Cash Collateral account or Cash Collateral accounts opened by the Agent, for the benefit of the Revolving Credit Banks (any such Cash Collateral to be applied in accordance with Article VIII).
(C)Optional Prepayments. The Borrowers may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice to the Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than (1) 1:00 p.m. on the same Business Day as prepayment of each Swingline Loan and (2) 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and (ii) (A) in the case of a Term SOFR Loan, at least three (3) RFR Business Days before prepayment of such Term SOFR Loan, (B) in the case of an RFR Loan denominated in any Alternative Currency, at least five (5) RFR Business Days before prepayment of such RFR Loan, (C) in the case of a Eurocurrency Rate Loan denominated in Euros, at least three (3) Eurocurrency Banking Days before prepayment of such Eurocurrency Rate Loan, and (D) in the case of a Eurocurrency Rate Loan denominated in any Alternative Currency (other than Euros), at least four (4) Eurocurrency Banking Days before prepayment of such Eurocurrency Rate Loan (or five (5) Eurocurrency Banking Days in the case of a prepayment of Eurocurrency Rate Loans denominated in a Special Notice Currency), in each case, specifying the date, Currency and amount of prepayment and whether the prepayment is of Eurocurrency Rate Loans, Daily Simple RFR Loans, Term SOFR Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Agent shall promptly notify each Revolving Credit Bank. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Eurocurrency Rate Loans or RFR Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. (or, with respect to Swingline Loans, 1:00 p.m.) shall be deemed received on the next Business Day, RFR Business Day or Eurocurrency Banking Day, as applicable. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.04 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrowers in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrowers from their obligations in respect thereof under Section 3.04).
(D)Limitation on Prepayment of Eurocurrency Rate Loans and RFR Loans. The Borrowers may not prepay any Eurocurrency Rate Loan or Term SOFR Loan on any day other than on the last day of the Interest Period applicable thereto, or any Daily Simple RFR Loan on any day other than an Interest Payment Date therefor, unless such prepayment is accompanied by any amount required to be paid pursuant to Section 3.04 hereof.
(E)Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect a Borrower’s obligations under any hedge agreement entered into with respect to the Loans.
(v)Permanent Reduction of the Revolving Credit Commitment.
(A)Voluntary Reduction. The Borrower Representative shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to the Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Bank according to its Revolving Credit Commitment Percentage. All Facility Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrowers in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrowers from their obligations in respect thereof under Section 3.04).
(B)Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrowers shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Article VIII. Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Agent for all L/C Obligations or other arrangements reasonably satisfactory to the respective Issuing Banks) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any Eurocurrency Rate Loan or RFR Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.04 hereof.

(vi)Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.
(b)Letter of Credit Facility.
(i)L/C Facility.
(A)Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the Revolving Credit Banks set forth in Section 2.01(b)(iv)(A), agrees to issue standby Letters of Credit in Dollars or one or more Alternative Currencies in the Dollar Equivalent of an aggregate amount not to exceed its L/C Commitment for the account of any Borrower or, subject to Section 2.01(b)(x), any Subsidiary thereof. Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the fifteenth (15th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Bank; provided, that no Issuing Bank shall issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the outstanding Letters of Credit issued by such Issuing Bank would exceed its L/C Commitment, (ii) the L/C Obligations would exceed the L/C Sublimit, (iii) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment or (iv) the sum of the Dollar Equivalent of the total Revolving Credit Outstandings denominated in Alternative Currencies would exceed the Alternative Currency Sublimit. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(B)Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in any Currency in a minimum amount of $100,000 (or such lesser amount as agreed to by the applicable Issuing Bank and the Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Bank), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date, and (iii) unless otherwise expressly agreed by the applicable Issuing Bank and the applicable Borrower when a Letter of Credit is issued by it, be subject to the ISP as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Bank and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from, or any Applicable Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Bank as of the Closing Date and that such Issuing Bank in good faith deems material to it, (B) the conditions set forth in Section 2.02 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Revolving Credit Bank is at that time a Defaulting Bank, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the applicable Borrower or such Bank to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 3.15(a)(iv)) with respect to the Defaulting Bank arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion. An Issuing Bank shall be under no obligation to amend any Letter of Credit if (x) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.
(C)Defaulting Banks. Notwithstanding anything to the contrary contained in this Agreement, Section 2.01(b) shall be subject to the terms and conditions of Section 3.14 and Section 3.15.
(ii)Procedure for Issuance and Disbursement of Letters of Credit.
(A)Any Borrower may from time to time request that any Issuing Bank issue, amend, renew or extend a Letter of Credit by delivering to such Issuing Bank at its applicable office (with a copy to the Agent at the Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other Letter of Credit Documents and information as such Issuing Bank or the Agent may request, not later than 11:00 a.m. at least three (3) Business Days (or such later date and time as the Agent and such Issuing Bank may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be. Such notice shall specify (i) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 2.01(b)(i)(B)), (iii) the amount and Currency of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) the purpose and nature of such Letter of Credit and (vi) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. Upon receipt of any Letter of Credit Application, the applicable Issuing Bank shall, process such Letter of Credit Application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 2.01(b)(i) and Section 2.02, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 2.01(b)(ii)) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and the applicable Borrower. Additionally, the applicable Borrower shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, including any Letter of Credit Documents, as the applicable Issuing Bank or the Agent may require. The applicable Issuing Bank shall promptly furnish to the applicable Borrower and the Agent a copy of such Letter of Credit and the related Letter of Credit Documents and the Agent shall promptly notify each Revolving Credit Bank of the issuance and upon request by any Revolving Credit Bank, furnish to such Revolving Credit Bank a copy of such Letter of Credit and the amount of such Revolving Credit Bank’s participation therein.
(B)The Issuing Bank for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Agent and the applicable Borrower in writing of such demand for payment if such Issuing Bank has or will honor such demand for payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the L/C Participants with respect to such payment.
(iii)Commissions and Other Charges.
(A)Letter of Credit Commissions. Subject to Section 3.15(a)(iii)(B), the applicable Borrower shall pay to the Agent, for the account of the applicable Issuing Bank and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the Dollar Equivalent of the daily amount available to be drawn under such standby Letters of Credit times the highest then applicable Applicable Margin with respect to Revolving Credit Loans that are Eurocurrency Rate Loans or RFR Loans (determined, in each case, on a per annum basis). Such commission shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Revolving Credit Maturity Date and thereafter on demand of the Agent. The Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Bank and the L/C Participants all commissions received pursuant to this Section 2.01(b)(iii) in accordance with their respective Revolving Credit Commitment Percentages.
(B)Issuance Fee. In addition to the foregoing commission, the applicable Borrower shall pay directly to the applicable Issuing Bank, for its own account, an issuance fee equal to 0.125% per annum on the daily maximum amount available to be drawn under each Letter of Credit issued by such Issuing Bank (or such other fee as otherwise agreed to in writing between such Issuing Bank and such Borrower). Such issuance fee shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Bank.
(C)Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the applicable Borrower shall pay or reimburse each Issuing Bank for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges and expenses are due and payable in Dollars within three (3) Business Days of the Borrower Representative’s receipt of an invoice and are nonrefundable.

(iv)L/C Participations.
(A)Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Bank’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit issued by such Issuing Bank for which such Issuing Bank is not reimbursed in full by the Borrowers through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank, in the Currency of such Letter of Credit, upon demand at such Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(B)Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Bank pursuant to Section 2.01(b)(iv)(A) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit, issued by it, such Issuing Bank shall notify the Agent of such unreimbursed amount and the Currency thereof and the Agent shall notify each L/C Participant (with a copy to the applicable Issuing Bank) of the amount, Currency and due date of such required payment and such L/C Participant shall pay to the Agent (which, in turn shall pay such Issuing Bank) the amount specified on the applicable due date. If any such amount is paid to such Issuing Bank after the date such payment is due, such L/C Participant shall pay to the Agent, which in turn shall pay such Issuing Bank, in the applicable Currency in which such Letter of Credit is denominated, on demand, in addition to such amount, the product of (i) such amount, times (ii) the applicable Overnight Rate as determined by the Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. A certificate of such Issuing Bank with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Bank of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(C)Whenever, at any time after any Issuing Bank has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Agent or otherwise), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to the Agent, which shall in turn pay to such Issuing Bank, the portion thereof previously distributed by such Issuing Bank to it.
(D)Each L/C Participant’s obligation to make the Revolving Credit Loans and to purchase participating interests pursuant to this Section 2.01(b)(iv) or Section 2.01(b)(v), as applicable, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Bank or any Borrower may have against the Issuing Bank, any other Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 2.02, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Credit Bank, (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any L/C Participant or in the relevant currency markets generally or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(v)Reimbursement. In the event of any drawing under any Letter of Credit, the applicable Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in Same Day Funds, in the Currency of such Letter of Credit, the applicable Issuing Bank by paying to the Agent the amount of such drawing not later than 12:00 noon on (i) the Business Day that such Borrower receives notice of such drawing, if such notice is received by such Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 2.01(b)(iii)(C) incurred by such Issuing Bank in connection with such payment. Unless the applicable Borrower shall immediately notify the Agent and such Issuing Bank that such Borrower intends to reimburse such Issuing Bank for such drawing from other sources or funds, such Borrower shall be deemed to have timely given a Notice of Borrowing to the Agent requesting that the Revolving Credit Banks make a Revolving Credit Loan denominated in Dollars as a Base Rate Loan on the applicable repayment date in the amount ((x) if such drawing is denominated in an Alternative Currency, with such reimbursement obligation hereunder converted to a reimbursement obligation in an amount equal to the Dollar Equivalent of such amount in such Alternative Currency and (y) without regard to the minimum and multiples specified in Section 2.01(a)(iii)(A) of (i) such draft so paid and (ii) any amounts referred to in Section 2.01(b)(iii)(C) incurred by such Issuing Bank in connection with such payment (including any and all costs, fees and other expenses incurred by the applicable Issuing Bank in effecting the payment of any Letter of Credit denominated in an Alternative Currency), and the Revolving Credit Banks shall make a Revolving Credit Loan denominated in Dollars as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Bank for the amount of the related drawing and such fees and expenses. Each Revolving Credit Bank acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Bank for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.01(a)(iii)(A) or Section 2.02. If the applicable Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Bank in the applicable Currency as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full. The applicable Borrower shall, upon demand from any Issuing Bank or L/C Participant, pay to such Issuing Bank or L/C Participant, the amount of (i) any loss or cost or increased cost incurred by such Issuing Bank or L/C Participant, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Bank or L/C Participant and (iii) any currency exchange loss, in each case that such Issuing Bank or L/C Participant sustains as a result of such Borrower’s repayment in Dollars of any Letter of Credit denominated in an Alternative Currency. A certificate of such Issuing Bank setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Bank shall be conclusively presumed to be correct save for manifest error.
(vi)Obligations Absolute.
(A)The Borrowers’ obligations under this Section 2.01(b) (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:
(1)any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;
(2)the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers may have or have had against the applicable Issuing Bank or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(3)the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(4)any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;
(5)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrowers or any Subsidiary or in the relevant currency markets generally;
(6)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or
(7)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.

(B)The Borrowers also agree that the applicable Issuing Bank and the L/C Participants shall not be responsible for, and the Reimbursement Obligation under Section 2.01(b)(v) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the applicable Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Bank, the L/C Participants and their respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.
(C)In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Bank may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of any Issuing Bank to the Borrowers in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.
(D)Notwithstanding anything to the contrary herein, no Issuing Bank shall be responsible to the Borrowers for, and such Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Laws or any order of a jurisdiction in which such Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.
(vii)Effect of Letter of Credit Documents. To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Section 2.01(b), the provisions of this Section 2.01(b) shall apply.
(viii)Resignation of Issuing Banks.
(A)Any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Agent, the Banks and Nordson. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.
(B)Any resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Banks to take such actions as are required under Section 2.01(b)(iv)). Without limiting the foregoing, upon the resignation of a Bank as an Issuing Bank hereunder, the Borrowers may, or at the request of such resigned Issuing Bank the Borrowers shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Banks to issue Letters of Credit in the applicable Currency hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Bank and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Bank to effectively cause another Issuing Bank to assume the obligations of the resigned Issuing Bank with respect to any such Letters of Credit.
(ix)Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Bank that is not also the financial institution acting as Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Agent, each Issuing Bank (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Bank) shall deliver to the Agent a report setting forth in form and detail reasonably satisfactory to the Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Bank) with respect to each Letter of Credit issued by such Issuing Bank that is outstanding hereunder. In addition, each Issuing Bank shall provide notice to the Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Bank or making any change to its L/C Commitment. No failure on the part of any Issuing Bank to provide such information pursuant to this Section 2.01(b)(ix) shall limit the obligations of the Borrowers or any Revolving Credit Bank hereunder with respect to its reimbursement and participation obligations hereunder.
(x)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a

Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, each Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of such Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of such Borrower and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(xi)Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount, or the Dollar Equivalent of the maximum face amount, if applicable, of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
(c)Term Loan Facility.
(i)Initial Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Loan Bank severally agrees to make the Initial Term Loan to Nordson in Dollars on the Closing Date in a principal amount equal to such Bank’s Term Loan Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled. Amounts borrowed under this Section 2.01(c)(i) and repaid or prepaid may not be re-borrowed.
(ii)Procedure for Advance of Term Loan.
(A)Initial Term Loan. Nordson shall give the Agent an irrevocable Notice of Borrowing requesting that the Term Loan Banks make the Initial Term Loan on the Closing Date prior to 11:00 a.m. (i) in the case of a Base Rate Loan, on the Closing Date and (ii) in the case of a Term SOFR Loan, at least three (3) RFR Business Days prior to the Closing Date; provided, that Nordson may only request a Term SOFR Loan if Nordson has delivered to the Agent a letter in form and substance reasonably satisfactory to the Agent indemnifying the Banks in the manner set forth in Section 3.04 of this Agreement. Any Notice of Borrowing shall specify (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, (C) whether such Term Loan is to be a Term SOFR Loan or a Base Rate Loan, and (D) in the case of a Term SOFR Loan, the duration of the Interest Period applicable thereto. If Nordson fails to specify a type of Term Loan in Dollars in a Notice of Borrowing, then the applicable Term Loan shall be made as a Base Rate Loan. If Nordson requests a borrowing of a Term SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Not later than 1:00 p.m. on the Closing Date, each Term Loan Bank will make available to the Agent for the account of Nordson at the Agent’s Office in Same Day Funds in Dollars,

the amount of such Initial Term Loan to be made by such Term Loan Bank on the Closing Date. Nordson hereby irrevocably authorizes the Agent to disburse the proceeds of the Initial Term Loan in Same Day Funds by wire transfer to such Person or Persons as may be designated by such Borrower in writing.
(B)Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 3.13.
(iii)Repayment of Term Loans.
(A)Initial Term Loan. Nordson shall repay the aggregate outstanding principal amount of the Initial Term Loan, together with accrued interest thereon, on the Term Loan Maturity Date in Dollars.
(B)Incremental Term Loans. The applicable Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any), in the Currency in which such Loan is denominated, as determined pursuant to, and in accordance with, Section 3.13.
(iv)Prepayments of Term Loans. The applicable Borrower shall have the right at any time and from time to time, without premium or penalty, except as set forth in Section 3.04, to prepay the Term Loans, in whole or in part, upon delivery to the Agent of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and (ii) (A) in the case of a Term SOFR Loan, at least three (3) RFR Business Days before prepayment of such Term SOFR Loan, and (B) in the case of a Eurocurrency Rate Loan denominated in any Alternative Currency, at least four (4) Eurocurrency Banking Days before prepayment of such Eurocurrency Rate Loan (or five (5) Eurocurrency Banking Days before prepayment of a Eurocurrency Rate Loan that is denominated in an Alternative Currency), in each case, specifying the date, Currency and amount of prepayment and whether the prepayment is of Eurocurrency Rate Loans, Term SOFR Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each and whether the prepayment is of the Initial Term Loan, an Incremental Term Loan or a combination thereof, and, if of a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof) and shall be applied to prepay the Initial Term Loan and, if applicable, any Incremental Term Loans as directed by the Borrowers. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 3.04 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or Eurocurrency Banking Day, as applicable. The Agent shall promptly notify the applicable Term Loan Banks of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrowers in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Borrowers from their obligations in respect thereof under Section 3.04.

Section 2.02    Conditions To Loans. Subject to Section 3.13, the obligation of the Banks to make or participate in any Extension of Credit (including the initial Extension of Credit), continue or convert any Loan, any Swingline Bank to make any Swingline Loan and/or any Issuing Bank to issue or extend a Letter of Credit, is conditioned, in the case of each borrowing, conversion or continuation, issuance or extension hereunder, upon:
(a)receipt by the Agent of a Notice of Borrowing, Letter of Credit Application, or Notice of Conversion/Continuation, as applicable, from the Borrower Representative in accordance with Section 2.01(a)(iii), Section 2.01(b)(ii), Section 2.01(c)(ii) or Section 3.07, as applicable;
(b)the fact that no Default or Event of Default shall then exist or immediately after the making, conversion or continuation of the Loan would exist; and
(c)solely with respect to the making (but not the conversion or continuation thereof) of any Loan on or after the Closing Date, the fact that each of the representations and warranties contained in Article VI hereof shall be true and correct with the same force and effect as if made on and as of the date of the making of such Loan, except to the extent that any thereof expressly relate to an earlier date.
Each request by a Borrower for the making of a Loan hereunder shall be deemed to be a representation and warranty by such Borrower as of the date of such request as to the facts specified in (b) and (c) above.
Section 2.03    Addition or Release of Foreign Borrowers.
(a)At the request of Nordson, a Foreign Subsidiary that is not already a Foreign Borrower may become a Foreign Borrower hereunder, provided that all of the following requirements are met to the satisfaction of the Agent and each Bank: (i) fifteen (15) days prior to the date of such proposed addition of a Foreign Borrower, Nordson shall have provided to the Agent a written request that such Foreign Subsidiary be designated as a Foreign Borrower, pursuant to the terms of this Agreement; (ii) such Foreign Subsidiary shall be a Wholly-Owned Subsidiary of Nordson; (iii) Nordson shall have guaranteed the obligations of such Foreign Subsidiary under this Agreement pursuant to the terms of the Nordson Guaranty; (iv) such Foreign Subsidiary shall have executed and delivered to the Agent, for delivery to each Bank, a Revolving Credit Note in favor of such Bank; (v) Nordson and such Foreign Subsidiary shall have provided to the Agent such corporate governance and authorization documents and an opinion of counsel as may be deemed reasonably necessary by the Agent; (vi) the addition of such Foreign Subsidiary as a Borrower under this Agreement will not cause or result in any adverse tax or legal consequences to any Company, the Agent or any Bank or be prohibited by law; and (vii) such Foreign Borrower shall have delivered all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act and such information is reasonably satisfactory to the Agent and each Bank.
(b)Upon satisfaction by Nordson and any such Foreign Subsidiary of the requirements set forth in subpart (a) above, the Agent shall promptly notify each of the banks whereupon such Foreign Subsidiary shall be designated a “Foreign Borrower” pursuant to the terms and conditions of this Agreement, and such Foreign Subsidiary shall become bound by all representations, warranties, covenants, provisions and conditions of this Agreement and each other Loan Document applicable to the Foreign Borrowers as if such Foreign Subsidiary had been the original party making such representations, warranties and covenants.
(c)So long as (i) no Revolving Credit Exposure shall exist with respect to a Foreign Borrower, and (ii) no Default or Event of Default shall exist or immediately thereafter shall begin to exist,

upon written request of Nordson to the Agent and the Banks, the Agent shall release such Foreign Borrower as a Borrower hereunder. No such release shall be effective until confirmed by the Agent to Nordson and the Banks in writing. The Banks hereby authorize the Agent to release such Foreign Borrower in accordance with terms and conditions of this Section and agree that the Agent may execute and deliver such documents or agreements as the Agent shall deem necessary or appropriate in connection therewith.
ARTICLE III
GENERAL LOAN PROVISIONS
Section 3.01    Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement (on a net basis) against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Bank (except any reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Bank;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Bank or any Issuing Bank or (with respect to Eurocurrency Rate Loans) the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Bank or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Bank, any Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Bank, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Bank, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Bank, such Issuing Bank or other Recipient, the Borrowers shall promptly pay to any such Bank, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank, such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. In determining such additional amounts pursuant to the immediately preceding sentence, each Bank and Issuing Bank shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Bank’s or Issuing Bank’s loans or letters of credit in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by or Letters of Credit participated, such Bank or Letters of Credit issued by such Issuing Bank whether or not the loan documentation for such other loans or letters of credit permits the Bank to receive increased costs of the type described in this Section 3.01(a).

(b)Capital Requirements. If any Bank or any Issuing Bank determines that any Change in Law affecting such Bank or such Issuing Bank or any Lending Office of such Bank or such Bank’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Bank’s or such Issuing Bank’s capital or on the capital of such Bank’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Bank or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Bank, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Bank or such Issuing Bank or such Bank’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or such Issuing Bank’s policies and the policies of such Bank’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Bank or such Issuing Bank the Borrowers shall promptly pay to such Bank or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or such Issuing Bank or such Bank’s or such Issuing Bank’s holding company for any such reduction suffered; provided that, such additional amounts shall be proportionate to the amounts that such Bank charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans to Persons similarly situated to Nordson and its Subsidiaries in connection with substantially similar facilities as reasonably determined by such Bank acting in good faith.
(c)Certificates for Reimbursement. A certificate of a Bank, or an Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Bank or such Issuing Bank and showing in reasonable detail the basis for such amounts, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrowers shall pay such Bank or such Issuing Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Bank or any Issuing Bank or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or such Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Bank or an Issuing Bank or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Bank or such Issuing Bank or such other Recipient, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s or such Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Survival. All of the obligations of the Loan Parties under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.02    Tax Law, Etc.
(a)Defined Terms. For purposes of this Section 3.02, the term “Bank” includes any Issuing Bank and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Recipient (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)Indemnification by the Banks. Each Bank shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrowers have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 10.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to setoff and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this paragraph (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 3.02, the Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.02(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(i)Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
(A)any Bank that is a U.S. Person shall deliver to the Borrowers and the Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from United States federal backup withholding tax;
(B)any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), whichever of the following is applicable:
(1)in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(4)to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Bank under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 3.02 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.03    Changed Circumstances.
(a)Circumstances Affecting Eurocurrency Rates and RFRs. Subject to clause (c) below, in connection with any RFR Loan or Eurocurrency Rate Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Adjusted Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Adjusted Daily Simple RFR pursuant to the definition thereof or (y) if Adjusted Term SOFR or a Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR or such Eurocurrency Rate, as applicable, for the applicable Currency and the applicable Interest Period with respect to a proposed Term SOFR Loan or Eurocurrency Rate Loan, as applicable, on or prior to the first day of such Interest Period, (ii) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to an applicable Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iii) with respect to any Eurocurrency Rate Loan, the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered in the applicable Currency to banks in the London or other applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Eurocurrency Rate Loan, or (iv) the Required Banks shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Adjusted Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Daily Simple RFR does not adequately and fairly reflect the cost to such Banks of making or maintaining such Loans or (y) if Adjusted Term SOFR or a Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Term SOFR or such Eurocurrency Rate, as applicable, does not adequately and fairly reflect the cost to such Banks of making or maintaining such Loans during the applicable Interest Period and, in the case of (x) or (y), the Required Banks have provided notice of such determination to the Agent, then, in each case, the Agent shall promptly give notice thereof to Nordson. Upon notice thereof by the Agent to Nordson, any obligation of the Banks to make RFR Loans or Eurocurrency Rate Loans, as applicable, in each such Currency, and any right of the Borrowers to convert any Loan in each such Currency (if applicable) to or continue any Loan as an RFR Loan or a Eurocurrency Rate Loan, as applicable, in each such Currency, shall be suspended (to the extent of the affected RFR Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans or Eurocurrency Rate Loans, the affected Interest Periods) until the Agent (with respect to clause (iv), at the instruction of the Required Banks) revokes such notice. Upon receipt of such notice, (A) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans or Eurocurrency Rate Loans in each such affected Currency (to the extent of the affected RFR Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans or Eurocurrency Rate Loans, the affected Interest Periods) or, failing that, (I) in the case of any request for a borrowing of an affected Term SOFR Loan, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (II) in the case of any request for a borrowing of an affected RFR Loan or Eurocurrency Rate Loan in an Alternative Currency, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (II) any outstanding affected Loans denominated in an Alternative Currency, at the Borrowers’ election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period; provided that if no election is made by the Borrowers by the date that is the earlier of (x) three (3) Business Days after receipt by Nordson of such notice or (y) with respect to a Eurocurrency Rate Loan the last day of the current Interest Period, the Borrowers shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.04.
(b)Laws Affecting Eurocurrency Rate or RFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Banks (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Daily Simple RFR Loan, Term SOFR Loan or Eurocurrency Rate Loan, or to determine or charge interest based upon any applicable RFR, Adjusted Daily Simple RFR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, the Eurocurrency Rate or the Adjusted Eurocurrency Rate, such Bank shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrowers and the other Banks (an “Illegality Notice”). Thereafter, until each affected Bank notifies the Agent and the Agent notifies Nordson that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Banks to make RFR Loans or Eurocurrency Rate Loans, as applicable, in the affected Currency or Currencies, and any right of the Borrowers to convert any Loan denominated in Dollars to a Term SOFR Loan or continue any Loan as an RFR Loan or a Eurocurrency Rate Loan, as applicable, in the affected Currency or Currencies shall be suspended and (ii) if necessary to avoid such illegality, the Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Bank (with a copy to the Agent), prepay or, if applicable, (A) convert all Term SOFR Loans to Base Rate Loans or (B) convert all RFR Loans or Eurocurrency Rate Loans denominated in an affected Alternative Currency to Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) (in each case, if necessary to avoid such illegality, the Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), (I) with respect to Daily Simple RFR Loans, on the Interest Payment Date therefor, if all affected Banks may lawfully continue to maintain such Daily Simple RFR Loans to such day, or immediately, if any Bank may not lawfully continue to maintain such Daily Simple RFR Loans to such day or (II) with respect to Eurocurrency Rate Loans or Term SOFR Loans, on the last day of the Interest Period therefor, if all affected Banks may lawfully continue to maintain such Eurocurrency Rate Loans or Term SOFR Loans, as applicable, to such day, or immediately, if any Bank may not lawfully continue to maintain such Eurocurrency Rate Loans or Term SOFR Loans, as applicable, to such day. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.04.
(c)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Agent and the Borrowers may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Banks and the Borrowers so long as the Agent has not received, by such time, written notice of objection to such amendment from Banks comprising the Required Banks. No replacement of a Benchmark with a Benchmark

Replacement pursuant to this Section 3.03(c)(i)() will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Agent will promptly notify Nordson and the Banks of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify Nordson of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(c)(iv). Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(c).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate, EURIBOR or TIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon Nordson’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans or Eurocurrency Rate Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (I) in the case of any request for any affected Term SOFR Loans, if applicable, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (II) in the case of any request for any affected RFR Loan or Eurocurrency Rate Loan, in each case, in an Alternative Currency, if applicable, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (II) any outstanding affected RFR Loans or Eurocurrency Rate Loans, in each case, denominated in an Alternative Currency, at the Borrowers’ election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple RFR Loan, if no election is made by the Borrowers by the date that is three (3) Business Days after receipt by Nordson of such notice, the Borrowers shall be deemed to have elected clause (1) above; provided, further that, with respect to any Eurocurrency Rate Loan, if no election is made by the Borrowers by the earlier of (x) the date that is three (3) Business Days after receipt by Nordson of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrowers shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.04. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
(d)Illegality. If, in any applicable jurisdiction, the Agent, any Issuing Bank or any Bank determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Agent, any Issuing Bank or any Bank to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Extension of Credit, such Person shall promptly notify the Agent, then, upon the Agent notifying Nordson, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Extension of Credit shall be suspended, and to the extent required by Applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the applicable Interest Payment Date for any Daily Simple RFR Loan or on last day of the Interest Period for any Eurocurrency Rate Loan or Term SOFR Loan, or on another applicable date with respect to another Obligation, occurring after the Agent has notified Nordson or, in each case, if earlier, the date specified by such Person in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
(e)Alternative Currencies. If, after the designation by the Banks of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and such change results in, in the reasonable opinion of the Agent (i) such currency no longer being readily available, freely transferable and convertible into Dollars, (ii) a Dollar Equivalent no longer being readily calculable with respect to such currency, (iii) such currency being impracticable for the Banks to loan or (iv) such currency no longer being a currency in which the Required Banks are willing to make Extensions of Credit (each of clauses (i), (ii), (iii) and (iv), a “Disqualifying Event”), then the Agent shall promptly notify the Banks and Nordson, and such currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Agent, the Borrowers shall repay all Loans denominated in such currency to which the Disqualifying Event(s) apply or convert such Loans into the Dollar Equivalent in Dollars, bearing interest at the Base Rate, subject to the other terms contained herein.

Section 3.04    Indemnity. Each Borrower hereby indemnifies each of the Banks against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by any Borrower to make any payment when due of any amount due hereunder in connection with an RFR Loan or a Eurocurrency Rate Loan, (b) any failure of any Borrower to borrow or continue an RFR Loan or a Eurocurrency Rate Loan or convert to an RFR Loan or a Eurocurrency Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of any Borrower to prepay any RFR Loan or Eurocurrency Rate Loan on a date specified therefor in any Notice of Prepayment (regardless of whether any such Notice of Prepayment may be revoked under Section 2.01(a)(iv)(C) or Section 2.01(c)(iv) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any Daily Simple RFR Loan on a date other than on the Interest Payment Date therefor (including as a result of an Event of Default) or Term SOFR Loan or Eurocurrency Rate Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any Daily Simple RFR Loan other than on the Interest Payment Date therefor or any Eurocurrency Rate Loan or Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 3.05(b). In the case of a Eurocurrency Rate Loan, the amount of such loss or expense shall be determined, in the applicable Bank’s sole discretion, based upon the assumption that such Bank funded its Commitment Percentage of the Eurocurrency Rate Loans in the London or other applicable offshore interbank market for such Currency, whether or not such Eurocurrency Rate Loan was in fact so funded, and using any reasonable attribution or averaging methods which such Bank deems appropriate and practical. A certificate of such Bank setting forth the basis for determining such amount or amounts necessary to compensate such Bank shall be forwarded to the Borrowers through the Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Loan Parties under this Section 3.04 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.05    Mitigation Obligations; Replacement of Banks.
(a)Designation of a Different Lending Office. If any Bank requests compensation under Section 3.01, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.02, then such Bank shall, at the request of Nordson, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.02, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.
(b)Replacement of Banks. If any Bank requests compensation under Section 3.01, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.02, and, in each case, such Bank has declined or is unable to designate a different Lending Office in accordance with Section 3.05(a), or if any Bank is a Defaulting Bank or a Non-Consenting Bank, then such Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.02) and obligations under this Agreement and the related Loan Documents to Person that meets the requirements to be an assignee under this Agreement that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(i)the Borrowers shall have paid to the Agent the assignment fee (if any) specified in Section 10.10;
(ii)such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.02, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with Applicable Law; and
(v)in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (x) an assignment required pursuant to this Section 3.05 may be effected pursuant to an Assignment Agreement executed by Nordson, the Agent and the assignee and (y) the Bank required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Bank or the Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(c)Selection of Lending Office. Subject to Section 3.05(a), each Bank may make any Loan to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrowers to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
Section 3.06    Interest.
(a)Interest Rate Options. Revolving Credit Loans and Term Loans may be (i) with respect to Revolving Credit Loans or Term Loans denominated in Dollars, (A) Base Rate Loans or (B) Term SOFR Loans, (ii) with respect to Revolving Credit Loans or Term Loans denominated in Euros, Yen or other Currencies (other than Sterling, Swiss Francs or Singapore Dollars), Eurocurrency Rate Loans or (iii) with respect to Revolving Credit Loans or Term Loans denominated in Sterling, Swiss Francs or Singapore Dollars, Daily Simple RFR Loans, each as further provided herein. Subject to the provisions of this Section, (x) at the election of the applicable Borrower (where applicable), Revolving Credit Loans and Term Loans that are (1) Base Rate Loans shall bear interest at the Base Rate plus the Applicable Margin, (2) Term SOFR Loans shall bear interest at Adjusted Term SOFR plus the Applicable Margin, (3) Eurocurrency Rate Loans shall bear interest at the applicable Adjusted Eurocurrency Rate plus the Applicable Margin and (4)  Daily Simple RFR Loans shall bear interest at the applicable Adjusted Daily Simple RFR plus the Applicable Margin and (y)  any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrowers shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.07.
(b)Default Rate. Subject to Article VIII, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 7.01 or Section 7.10, or (ii) at the election of the Required Banks (or the Agent at the direction of the Required Banks), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrowers shall no longer have the option to request Eurocurrency Rate Loans, RFR Loans, Swingline Loans or Letters of Credit, (B) all outstanding Eurocurrency Rate Loans and Term SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Eurocurrency Rate Loans or Term SOFR Loans, as applicable, until the end of the applicable Interest Period and shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency, if applicable) at the end of the applicable Interest Period therefor and shall, as of such conversion, bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all Daily Simple RFR Loans shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency, if applicable) immediately and shall, as of such conversion, bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (D) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (E) all accrued and unpaid interest shall be due and payable on demand of the Agent. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)Interest Payment and Computation. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto commencing June 30, 2023; provided that (i) in the event of any repayment or prepayment of any Eurocurrency Rate Loan or Term SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Eurocurrency Rate Loan or Term SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year), except that interest on Loans denominated in any Alternative Currency as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans.
(d)Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Banks have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Banks shall at the Agent’s option (i) promptly refund to the Borrowers any interest received by the Banks in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Agent nor any Bank receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

(e)Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify Nordson and the Banks of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.
Section 3.07    Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, each Borrower shall have the option, subject to Section 3.06(a), to (a) convert at any time, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more Term SOFR Loans, (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any outstanding Term SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the Term SOFR Loans then outstanding) into Base Rate Loans (other than Swingline Loans) or (ii) continue any Term SOFR Loans as Term SOFR Loans, (c) upon the expiration of any Interest Period therefor, continue any Eurocurrency Rate Loans as Eurocurrency Rate Loans and (d) upon the occurrence of the Interest Payment Date therefor, continue any Daily Simple RFR Loans as Daily Simple RFR Loans. Whenever any Borrower desires to convert or continue Loans as provided above, such Borrower shall give the Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (i) in the case of a Loan denominated in Dollars, at least three (3) RFR Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, (ii) in the case of a Loan denominated in any Alternative Currency that is to be an RFR Loan, at least five (5) RFR Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, and (iii) in the case of a Loan denominated in any Alternative Currency that is to be a Eurocurrency Rate Loan, at least four (4) Eurocurrency Banking Days (or five (5) Eurocurrency Banking Days in the case of a Special Notice Currency) before the day on which a proposed conversion or continuation of such Loan is to be effective, in each case, specifying (A) the Loans to be converted or continued, and, in the case of any Eurocurrency Rate Loan or Term SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount and Currency of such Loans to be converted or continued, and (D) in the case of any Eurocurrency Rate Loan or Term SOFR Loan, the Interest Period to be applicable to such converted or continued Eurocurrency Rate Loan or Term SOFR Loan. If the Borrower Representative fails to deliver a timely Notice of Conversion/Continuation with respect to a Daily Simple RFR Loan prior to the Interest Payment Date therefor, then, unless such RFR Loan is repaid as provided herein, the Borrower Representative shall be deemed to have selected that such RFR Loan shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency, if applicable) as of such Interest Payment Date. If the Borrower Representative fails to deliver a timely Notice of Conversion/Continuation with respect to a Eurocurrency Rate Loan or a Term SOFR Loan prior to the end of the Interest Period therefor, then, unless such Eurocurrency Rate Loan or Term SOFR Loan, as applicable, is repaid as provided herein, the applicable Borrower shall be deemed to have selected that such Eurocurrency Rate Loan or Term SOFR Loan, as applicable, shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency) at the end of such Interest Period. If the Borrower Representative requests a conversion to, or continuation of, a Eurocurrency Rate Loan or a Term SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurocurrency Rate Loan or an RFR Loan. The Agent shall promptly notify the affected Banks of such Notice of Conversion/Continuation.

Section 3.08    Fees.
(a)Facility Fee. Commencing on the Closing Date, subject to Section 3.15(a)(iii)(A), the Borrowers shall pay to the Agent, for the account of the Revolving Credit Banks, a non-refundable facility fee (the “Facility Fee”) in Dollars at a rate per annum equal to the Applicable Margin, regardless of usage. The Facility Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2023, and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and the Revolving Credit Commitment has been terminated. The Facility Fee shall be distributed by the Agent to the Revolving Credit Banks pro rata in accordance with the Revolving Credit Banks’ respective Revolving Credit Commitment Percentages.
(b)Other Fees. The Borrowers shall pay to the Arrangers and the Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter. The Borrowers shall pay to the Banks such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
Section 3.09    Manner of Payment. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency or any amounts payable in an Alternative Currency, each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Banks under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Agent at the Agent’s Office for the account of the Banks entitled to such payment in Dollars, in Same Day Funds and shall be made without any setoff, counterclaim or deduction whatsoever. Except as otherwise expressly provided herein, with respect to principal of and interest on Loans denominated in an Alternative Currency or any amounts payable in an Alternative Currency, each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Banks under this Agreement shall be made not later than the Applicable Time specified by the Agent on the date specified for payment under this Agreement to the Agent at the applicable Agent’s Office for the account of the Banks entitled to such payment in such Alternative Currency, in Same Day Funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (or, with respect to a payment to be made in an Alternative Currency, the Applicable Time specified by the Agent) on such day shall be deemed a payment on such date for the purposes of Article VII but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (or, with respect to a payment to be made in an Alternative Currency, the Applicable Time specified by the Agent) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall distribute to each such Bank at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Bank. Each payment to the Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the applicable Swingline Bank shall be made in like manner, but for the account of the Swingline Bank. Each payment to the Agent of any Issuing Bank’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Bank or the L/C Participants, as the case may be. Each payment to the Agent of Agent’s fees or expenses shall be made for the account of the Agent and any amount payable to any Bank under Sections 3.04, 3.01, 3.02, 10.05 or 10.06 shall be paid to the Agent for the account of the applicable Bank. Subject to the definitions of Interest Period and Interest Payment Date, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Bank each payment by the Borrowers to such Defaulting Bank hereunder shall be applied in accordance with Section 3.15(a)(ii). Without limiting the generality of the foregoing, the Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, a Borrower is prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.
Section 3.10    Evidence of Indebtedness.
(a)Extensions of Credit. The Extensions of Credit made by each Bank and each Issuing Bank shall be evidenced by one or more accounts or records maintained by such Bank or such Issuing Bank and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Bank or the applicable Issuing Bank shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Banks or such Issuing Bank to the Borrowers and their Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Bank or any Issuing Bank and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Bank made through the Agent, the Borrowers shall execute and deliver to such Bank (through the Agent) a Revolving Credit Note, Term Loan Note and/or Swingline Note, as applicable, which shall evidence such Bank’s Revolving Credit Loans, Term Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Bank may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Bank and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Bank of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Revolving Credit Bank in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
Section 3.11    Sharing of Payments by Banks. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Bank’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 3.04, 3.01, 3.02, 10.05 or 10.06) greater than its pro rata share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(a)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(b)the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank), (B) the application of Cash Collateral provided for in Section 3.14 or (C) any payment obtained by a Bank as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrowers or any of their Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of each Loan Party in the amount of such participation.
Section 3.12    Agent’s Clawback.
(a)Funding by Banks; Presumption by Agent. In connection with any borrowing hereunder, the Agent may assume that each Bank has made its respective share of such borrowing available on such date in accordance with Sections 2.01(a)(iii) and 2.01(c)(ii) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Bank and the applicable Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in the applicable Currency with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Bank, the applicable Overnight Rate and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Bank shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Bank pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Bank’s Loan included in such borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Bank that shall have failed to make such payment to the Agent.
(b)Payments by the Borrower; Presumptions by Agent. Unless the Agent shall have received notice from Nordson prior to the date on which any payment is due to the Agent for the account of the Banks, the Issuing Banks or the Swingline Bank hereunder that a Borrower will not make such payment, the Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks, the Issuing Banks or the Swingline Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Banks, the Issuing Banks or the Swingline Bank, as the case maybe, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Bank, Issuing Bank or Swingline Bank in the applicable Currency, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the applicable Overnight Rate.
(c)Nature of Obligations of Banks. The obligations of the Banks under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section, Section 3.02(e), Section 9.10, Section 10.06(b), as applicable, are several and are not joint or joint and several. The failure of any Bank to make available its Commitment Percentage of any Loan requested by a Borrower shall not relieve it or any other Bank of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Bank shall be responsible for the failure of any other Bank to make its Commitment Percentage of such Loan available on the borrowing date.
Section 3.13    Incremental Increases.
(a)Request for Incremental Increase. At any time after the Closing Date, upon written notice to the Agent, Nordson may, from time to time, request (i) one or more incremental term loan commitments (an “Incremental Term Loan Commitment”) to make one or more additional term loans, including a borrowing of an additional term loan the principal amount of which will be added to the outstanding principal amount of the existing tranche of Term Loans with the latest scheduled maturity date (any such additional term loan, an “Incremental Term Loan”) and/or (ii) one or more increases in the Revolving Credit Commitments (each, a “Incremental Revolving Credit Facility Increase” and, together with the Incremental Term Loan Commitments and Incremental Term Loans, the “Incremental Increases”); provided that (A) the aggregate principal amount of all such Incremental Increases shall not exceed $500,000,000 (the “Incremental Facilities Limit”), (B) any such Incremental Increase shall be in a minimum amount of $25,000,000 (or such lesser amount as agreed to by the Agent) or, if less, the remaining amount of the Incremental Facilities Limit, and (C) no Bank will be required or otherwise obligated to provide any portion of such Incremental Increase.
(b)Incremental Banks. Each notice from Nordson pursuant to this Section 3.13 shall set forth the requested amount and proposed terms of the relevant Incremental Increase. Incremental Increases may be provided by any existing Bank or by any other Persons (each such Bank or other Person, an “Incremental Bank”); provided that the Agent, each Issuing Bank and/or each Swingline Bank, as applicable, shall have consented (not to be unreasonably withheld or delayed) to such Incremental Bank’s providing such Incremental Increases to the extent any such consent would be required under Section 10.10 for an assignment of Loans or Commitments, as applicable, to such Incremental Bank. At the time of sending such notice, Nordson (in consultation with the Agent) shall specify the time period within which each proposed Incremental Bank is requested to respond, which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the proposed Incremental Banks (or such shorter period as agreed to by the Agent). Each proposed Incremental Bank may elect or decline, in its sole discretion, and shall notify the Agent within such time period whether it agrees, to provide an Incremental Increase and, if so, whether by an amount equal to, greater than or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Increase.
(c)Increase Effective Date and Allocations. The Agent and Nordson shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Increase (limited in the case of the Incremental Banks to their own respective allocations thereof). The Agent shall promptly notify Nordson and the Incremental Banks of the final allocation of such Incremental Increases and the Increase Effective Date.
(d)Terms of Incremental Increases. The terms of each Incremental Increase (which shall be set forth in the relevant Incremental Amendment) shall be determined by Nordson and the applicable Incremental Banks; provided that:
(i)in the case of each Incremental Term Loan:
(A)the maturity of any such Incremental Term Loan shall not be earlier than the latest scheduled maturity date of the Loans and Commitments in effect as of the Increase Effective Date and the weighted average life to maturity of any such Incremental Term Loan shall not be shorter than the remaining weighted average life to maturity of such latest maturing Term Loans; and
(B)except as provided above, all other terms and conditions applicable to any Incremental Term Loan shall be consistent with the terms and conditions applicable to the Initial Term Loan or otherwise reasonably satisfactory to the Agent and Nordson (provided that such other terms and conditions, taken as a whole, shall not be more favorable to the Banks under any Incremental Term Loans than such other terms and conditions, taken as a whole, under the Initial Term Loans);

(ii)in the case of each Incremental Revolving Credit Facility Increase:
(A)each such Incremental Revolving Credit Facility Increase shall have the same terms, including maturity, Applicable Margin and Facility Fees, as the Revolving Credit Facility; provided that (x) any upfront fees payable by the Borrowers to the Banks under any Incremental Revolving Credit Facility Increases may differ from those payable under the then existing Revolving Credit Commitments and (y) the Applicable Margins or Facility Fees or interest rate floor applicable to any Incremental Revolving Credit Facility Increase may be higher than the Applicable Margins or Facility Fees or interest rate floor applicable to the Revolving Credit Facility if the Applicable Margins or Facility Fees or interest rate floor applicable to the Revolving Credit Facility are increased to equal the Applicable Margins and Facility Fees and interest rate floor applicable to such Incremental Revolving Credit Facility Increase; and
(B)the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Agent on the applicable Increase Effective Date among the Revolving Credit Banks (including the Incremental Banks providing such Incremental Revolving Credit Facility Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Banks (including the Incremental Banks providing such Incremental Revolving Credit Facility Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required pursuant to Section 3.04 in connection with such reallocation as if such reallocation were a repayment); and
(iii)each Incremental Increase shall constitute Obligations of the Borrowers and will be guaranteed by the same applicable Guarantors of Payment and shall rank pari passu in right of payment with the Obligations.
(e)Conditions to Effectiveness of Incremental Increases. Any Incremental Increase shall become effective as of such Increase Effective Date and shall be subject to the following conditions precedent:
(i)no Default or Event of Default shall exist on such Increase Effective Date immediately prior to or after giving effect to (A) such Incremental Increase or (B) the making of the initial Extensions of Credit pursuant thereto;
(ii)all of the representations and warranties set forth in Article VI shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such Increase Effective Date, or if such representation speaks as of an earlier date, as of such earlier date;
(iii)the Agent shall have received from Nordson, a Compliance Certificate demonstrating that the Borrowers are in compliance with the financial covenants set forth in Section 5.04 based on the financial statements for the most recently completed fiscal quarter for which financial statements of Nordson have been delivered to the Agent hereunder, both before and after giving effect on a pro forma basis to the incurrence of any such Incremental Increase (and assuming that any such Incremental Revolving Credit Facility Increase is fully drawn) and any Acquisition, refinancing of Indebtedness or other event consummated in connection therewith giving rise to a pro forma basis adjustment;

(iv)the Loan Parties shall have executed an Incremental Amendment in form and substance reasonably acceptable to Nordson and the applicable Incremental Banks; and
(v)the Agent shall have received from the Borrowers, any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Increase), and other instruments and documents of the type required by Article IV, reasonably requested by Agent in connection with such Incremental Increase.
(f)Incremental Amendments. Each such Incremental Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Loan Parties, the Agent and the applicable Incremental Banks, which Incremental Amendment may, without the consent of any other Banks, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section 3.13.
(g)Use of Proceeds. The proceeds of any Incremental Increase may be used by the Borrowers and their Subsidiaries for working capital and other general corporate purposes, including the financing of Acquisitions and other investments permitted hereunder and any other use not prohibited by this Agreement.
Section 3.14    Cash Collateral. At any time that there shall exist a Defaulting Bank, within one Business Day following the written request of the Agent, any Issuing Bank (with a copy to the Agent) or any Swingline Bank (with a copy to the Agent), the Borrowers shall Cash Collateralize the Fronting Exposure of such Issuing Bank and/or the Swingline Bank, as applicable, with respect to such Defaulting Bank (determined after giving effect to Section 3.15(a)(iv) and any Cash Collateral provided by such Defaulting Bank) in an amount not less than the Minimum Collateral Amount.
(a)Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Bank, such Defaulting Bank, hereby grants to the Agent, for the benefit of each Issuing Bank and each Swingline Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Bank’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent, each Issuing Bank and each Swingline Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Bank).
(b)Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 3.14 or Section 3.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Bank’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Bank, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Bank and/or any Swingline Bank, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 3.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Bank status of the applicable Bank), or (ii) the determination by the Agent, the Issuing Banks and the Swingline Bank

that there exists excess Cash Collateral; provided that, subject to Section 3.15, the Person providing Cash Collateral, the Issuing Banks and the Swingline Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
Section 3.15    Defaulting Banks.
(a)Defaulting Bank Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as such Bank is no longer a Defaulting Bank, to the extent permitted by Applicable Law:
(i)Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Banks” and Section 10.03.
(ii)Defaulting Bank Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Bank pursuant to Section 8.03 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to the Issuing Banks or the Swingline Bank hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Banks and the Swingline Bank with respect to such Defaulting Bank in accordance with Section 3.14; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Bank with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.14; sixth, to the payment of any amounts owing to the Banks, the Issuing Banks or the Swingline Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank, any Issuing Bank or the Swingline Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Bank has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 2.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Bank until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Banks pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 3.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a

Defaulting Bank or to post Cash Collateral pursuant to this Section 3.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.
(iii)Certain Fees.
(A)Each Defaulting Bank shall be entitled to receive a Facility Fee for any period during which such Bank is a Defaulting Bank only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans funded by it, and (2) its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit and Swingline Loans for which it has provided Cash Collateral pursuant to Section 3.14.
(B)Each Defaulting Bank shall be entitled to receive Letter of Credit commissions pursuant to Section 2.01(b)(iii) for any period during which that Bank is a Defaulting Bank only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.14.
(C)With respect to any Facility Fee or Letter of Credit commission not required to be paid to any Defaulting Bank pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non-Defaulting Bank that portion of any such fee otherwise payable to such Defaulting Bank with respect to such Defaulting Bank’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Bank pursuant to clause (iv) below, (2) pay to each applicable Issuing Bank and each applicable Swingline Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Bank to the extent allocable to such Issuing Bank’s or the Swingline Bank’s Fronting Exposure to such Defaulting Bank, and (3) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Bank’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Banks in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Bank’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Bank to exceed such Non-Defaulting Bank’s Revolving Credit Commitment. Subject to Section 10.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.
(v)Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Bank’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 3.14.
(b)Defaulting Bank Cure. If Nordson, the Agent, the Issuing Banks and the Swingline Bank agree in writing that a Bank is no longer a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Banks in accordance with the

Commitments under the applicable Credit Facility (without giving effect to Section 3.15(a)(iv)), whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Non-Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.
ARTICLE IV
CONDITIONS PRECEDENT
The obligation of the Banks to close this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to Nordson, and the German Borrower satisfying each of the following conditions:
Section 4.01    Loan Documents. Each Borrower shall have executed and delivered to the Agent (i) this Agreement, (ii) a Swingline Note in favor of the Swingline Bank to the extent requested by the Swingline Bank, (iii) a Revolving Credit Note in favor of each Revolving Credit Bank requesting a Revolving Credit Note, (iv) a Term Loan Note in favor of each Term Loan Bank requesting a Term Loan Note and (v) the Nordson Guaranty.
Section 4.02    Officer’s Certificate, Resolutions, Organizational Documents. Each Borrower shall have delivered to the Agent an officer’s certificate certifying the names of the officers of such Borrowers authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors or managers of such Borrower, or a resolution of the shareholder of a Borrower, as applicable, evidencing authorization of the transactions contemplated by the Loan Documents, and (b) the Organizational Documents of such Borrower. In the case of the German Borrower, the Agent and each Bank shall have received copies of the commercial register excerpt (not older than fourteen (14) days) and current articles of association, and a copy of the resolution of the shareholders of the German Borrower approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute such Loan Documents.
Section 4.03    Legal Opinion. The Borrowers shall have delivered to the Agent opinions of counsel for each Borrower, in each case in form and substance satisfactory to the Agent.
Section 4.04    Good Standing Certificate. Nordson shall have delivered to the Agent a good standing certificate, issued on or about the Closing Date by the Secretary of State of Ohio.
Section 4.05    Agent Fee Letter; Legal Fees. Borrowers shall have (a) paid to the Agent, for its sole benefit, the fees described in the Agent Fee Letter, (b) paid to the Agent, for the account of the Banks, the fees agreed to by Nordson and the Banks, (c) paid to each Arranger, for the account of such Arranger, the fees agreed to by Nordson, and (d) paid all legal fees and expenses of the Agent in connection with the preparation and negotiation of the Loan Documents.
Section 4.06    Closing Certificate and Solvency Certificate. Borrowers shall have delivered to Agent (a) an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the making of the first Loan will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date and (b) a solvency certificate in form and substance satisfactory to Agent.

Section 4.07    Certificate of Beneficial Ownership. Each Borrower shall have executed and delivered to the Agent and the Banks an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
Section 4.08    No Material Adverse Change. No material adverse change, in the opinion of the Agent, shall have occurred in the financial condition or operations of the Companies since October 31, 2022.
Section 4.09    Miscellaneous.
(a)Notice of Account Designation. The Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(b)Existing Indebtedness. All existing Indebtedness of the Borrowers and their Subsidiaries under (i) the Existing Credit Agreement and (ii) the Existing Term Loan Agreement shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor shall be released, and the Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.
(c)Other Documents. Borrowers shall have provided to the Agent and the Banks such other items and shall have satisfied such other conditions as may be reasonably required by the Agent or the Banks.
ARTICLE V
COVENANTS
Each Borrower agrees that, so long as the Commitments remain in effect and thereafter until all of the Obligations shall have been paid in full, such Borrower shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:
Section 5.01    Financial Statements. Nordson covenants that it will deliver to each Bank:
(a)within forty-five (45) days after the end of each of the first three (3) quarter-annual periods of each fiscal year of Nordson, balance sheets of Nordson as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP;
(b)within ninety (90) days after the end of each fiscal year of Nordson, an annual audit report of Nordson for that year prepared on a Consolidated basis, in accordance with GAAP, and certified by an independent public accountant of recognized national standing (or otherwise acceptable to the Agent in its reasonable discretion), which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period, provided that delivery of Nordson’s annual report for any fiscal year of Nordson on Form 10-K as filed with the SEC shall satisfy the requirements of this clause (b);
(c)concurrently with the delivery of the financial statements in (a) and (b) above, a Compliance Certificate;

(d)as soon as available, copies of all notices, reports, definitive proxy statements and other documents that are publicly available and sent by Nordson to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Nordson (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Nordson’s securities; provided that publication of any of the foregoing items with the SEC shall satisfy the requirements of this subpart (d); and
(e)within ten (10) days (or such longer period as the Agent may agree in its sole discretion) of the written request of Agent or any Bank (with such request being made through Agent), such other information about the financial condition, properties and operations of any Company as Agent may from time to time reasonably request (but subject to any Applicable Law and, upon request of Nordson, subject to customary confidentiality provisions), which information shall be certified by a Financial Officer of the Company or Companies in question.
Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent that any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Nordson posts such documents, or provides a link thereto on Nordson’s website on the Internet at the website address; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) Nordson shall deliver paper copies of such documents to the Agent or any Bank that requests Nordson to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Bank and (ii) Nordson shall notify the Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
Each Borrower hereby acknowledges that (a) the Agent and/or the Arrangers will make available to the Banks and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Bank”). Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Banks and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Agent, the Arranger, the Issuing Banks and the Banks to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.20); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
Section 5.02    Franchises. Nordson will and shall cause each of its Subsidiaries to preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to Section 5.07 hereof; provided that Nordson (or its Subsidiaries) shall not be required to preserve or maintain such rights or franchises where the failure to do so will not have a Material Adverse Effect.

Section 5.03    ERISA Compliance. Except as could not reasonably be expected to result in a Material Adverse Effect, none of Nordson or any its Subsidiaries shall incur any accumulated funding deficiency within the meaning of ERISA, or any liability to the PBGC, established thereunder in connection with any ERISA Plan. Nordson shall promptly notify each Agent of any taxes assessed, proposed to be assessed or that Nordson has reason to believe may be assessed against Nordson or any of its Subsidiaries by the Internal Revenue Service with respect to any ERISA Plan that could reasonably be expected to result in a Material Adverse Effect.
Section 5.04    Financial Covenants.
(a)Leverage Ratio. Nordson covenants that it shall not suffer or permit the Leverage Ratio to exceed (i) during any Leverage Ratio Step-Up Period, 4.00 to 1.00 and (ii) at all other times, 3.75 to 1.00.
(b)Interest Coverage Ratio. Nordson covenants that it shall not suffer or permit the Interest Coverage Ratio to be less than 2.50 to 1.00.
Section 5.05    Priority Indebtedness. Each Borrower covenants that it will not and shall not permit any of its Subsidiaries to create, incur or have outstanding Priority Indebtedness in an amount in excess of twenty percent (20%) of Consolidated Total Assets.
Section 5.06    Liens. Each Borrower covenants and warrants that it will not, and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.06 shall not apply to the following:
(a)Liens for Taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(b)other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
(c)Liens pursuant to standard terms and conditions of German banks and bank accounts operated by such banks that were not incurred to secure the borrowing of money or the obtaining of advances or credit;
(d)easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of a Borrower or any of its Subsidiaries;
(e)any Lien granted to Agent, for the benefit of the Banks;
(f)Liens on fixed assets securing the loans or capital leases provided that such Lien only attaches to the property being acquired or leased plus any such Liens existing on the date hereof;
(g)Liens on the Receivables Related Assets in connection with the Permitted Receivables Facility securing the obligations under the Permitted Receivables Facility;

(h)Liens on amounts deposited to secure any Loan Party’s and its Subsidiaries’ obligations in connection with pension liabilities (Alterszeitverpflichtungen) pursuant to Section 8a German Partial Retirement Act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to Section 7e German Social Code IV (Sozialgesetzbuch IV); and
(i)any other Liens, to the extent not otherwise permitted pursuant to clauses (a) through (h) hereof, so long as the aggregate then outstanding amount of Priority Indebtedness secured by such Liens does not exceed at any time, for Nordson and all Subsidiaries, an amount equal to twenty percent (20%) of Consolidated Total Assets.
Section 5.07    Merger and Sale of Assets. Each Borrower covenants that it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets (including by means of statutory division) to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist (other than with respect to clause (a) below):
(a)any Subsidiary (other than a Receivables Subsidiary) that is not a Loan Party may merge with (i) any Borrower or Guarantor of Payment (provided that such Borrower or Guarantor of Payment shall be the continuing or surviving Person), or (ii) any other Subsidiary (other than the Receivables Subsidiary) that is not a Loan Party;
(b)any Subsidiary (other than the Receivables Subsidiary) may merge with (a) any Borrower (provided that such Borrower shall be the continuing or surviving Person), or (b) any other Subsidiary (other than the Receivables Subsidiary); provided that if the German Borrower or any other Foreign Borrower is a party to such merger, the German Borrower or such other Foreign Borrower shall be the continuing or surviving Person;
(c)each Borrower may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to any Subsidiary (other than the Receivables Subsidiary) and any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to (a) Nordson or (b) any Subsidiary (other than the Receivables Subsidiary);
(d)in addition to any sale, lease, transfer, statutory division or other disposition permitted pursuant to clauses (a), (b) and (c) above, Nordson and any Subsidiary may sell accounts receivables and related rights to the Receivables Subsidiary in connection with the Permitted Receivables Facility;
(e)any merger or consolidation that constitutes an Acquisition consummated by any Borrower or any Subsidiary (other than the Receivables Subsidiary); provided that (i) (A) if such Acquisition is a merger or consolidation with Nordson, Nordson shall be the surviving entity, (B) if such Acquisition is a merger or consolidation with the German Borrower or another Foreign Borrower, the German Borrower or such Foreign Borrower shall be the surviving entity, and (C) if such Acquisition is a merger or consolidation with a Subsidiary, then the surviving entity shall be a Subsidiary on the consummation thereof; (ii) the Board of Directors (or equivalent governing body) of the Person acquired shall have approved such Acquisition; and (iii) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist; and
(f)in addition to any sale, lease, transfer, statutory division or other disposition permitted pursuant to clauses (a) through (e) above, any Borrower or any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to any Person so long as the aggregate amount of all such assets sold, leased, transferred, divided or otherwise disposed of by the Borrowers and all of their Subsidiaries does not exceed an amount equal to eleven percent (11.0%) of Consolidated Total Assets during any two consecutive fiscal years of Nordson.
Section 5.08    Regulations U and X. No Company shall take any actions that would result in any non-compliance of the Loans with Regulations U and X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.
Section 5.09    Notice. Each Borrower covenants that it will promptly notify the Agent and the Banks whenever, to the knowledge of a Financial Officer, any Default or Event of Default has occurred.
Section 5.10    Use of Proceeds. (a) Each Borrower’s use of the proceeds of the Revolving Credit Loans shall be solely for working capital and other general corporate purposes of such Borrower and its Subsidiaries and for Acquisitions permitted pursuant to this Agreement and (b) Nordson’s use of the Initial Term Loan shall be solely for (i) refinancing certain existing Indebtedness of the Borrowers and their respective Subsidiaries under (A) the Existing Credit Agreement and (B) the Existing Term Loan Agreement, (ii) paying fees, commissions and expenses in connection with the Transactions, and (iii) other general corporate purposes of Nordson and its Subsidiaries (including repayment of a portion of Nordson’s existing privately placed notes). Each Borrower covenants that it will not request any Extension of Credit, and shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.11    Guaranties of Payment; Guaranty Under Material Indebtedness Agreement. Nordson covenants that it will not permit any Subsidiary to become a Guarantor in respect of any Indebtedness under a Material Indebtedness Agreement unless, prior to or concurrently therewith (i) Nordson shall have caused each such Subsidiary to execute and deliver to the Agent and the Banks a Guaranty of Payment, in form and substance substantially similar to form of guaranty furnished under such Material Indebtedness Agreement and otherwise completed in a manner reasonably satisfactory to the Agent, accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty Agreement and incumbency and specimen signatures of the officers of such Subsidiary executing such documents and (ii) if any holder of any Indebtedness under the Material Indebtedness Agreement shall be or become a party to an intercreditor agreement with any other holder of any Indebtedness under any other Material Indebtedness Agreement, then all holders of Indebtedness under any other Material Indebtedness Agreement with respect to which any Subsidiary is a Guarantor shall have entered into an intercreditor agreement in form and substance customary and appropriate for such agreement and otherwise reasonably satisfactory to the Agent.
Section 5.12    Pari Passu Ranking. Each Borrower covenants that its obligations under this Agreement shall, and that it will, and will cause each Subsidiary to, take all necessary action to ensure that the obligations of such Borrower under this Agreement shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of such Borrower and its Subsidiaries.

Section 5.13    Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. Each Borrower shall, and shall cause each of its Subsidiaries to (a) maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and (b) promptly upon the reasonable request of the Agent or any Bank, provide the Agent or directly to such Bank, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation. The covenant under this Section 5.13 shall only apply to any Loan Party (together with any director, officer, employee or agent thereof) insofar as compliance with such undertakings does not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) ("AWV") (in conjunction with section 4 paragraph 1 no. 3 and section 19 paragraph 3 no. 1(a) of the German Foreign Trade Act (Außenwirtschaftsgesetz) ("AWG")), any provision of Council Regulation (EC) 2271/1996 (the "EU Blocking Regulation") or any similar applicable anti-boycott law or regulation. In relation to each Loan Party that notifies the Agent to this effect (each a "Restricted Loan Party"), the covenant in this Section 5.13 shall only apply for the benefit of that Restricted Loan Party to the extent this would not result in (i) any violation of, conflict with or liability under the EU Blocking Regulation or (ii) a violation or conflict with section 7 AWV (in conjunction with section 4 para 1 no 3 and section 19 paragraph 3 no. 1(a) AWG) or a similar anti-boycott statute.
Section 5.14    Beneficial Ownership. Each Borrower covenants to provide to the Agent and the Banks (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and the Banks, (ii) a new Certificate of Beneficial Ownership with respect to such Borrower, when the individual(s) to be identified as a Beneficial Owner have changed, and (iii) such other information and documentation as may reasonably be requested by the Agent or any Bank from time to time for purposes of compliance by the Agent or such Bank with Applicable Laws (including without limitation the Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Agent or such Bank to comply therewith.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Nordson, the German Borrower and each other Borrower solely as to itself and, to the extent set forth below, on behalf of each of its Subsidiaries, represents and warrants as follows:
Section 6.01    Organization; Subsidiary Preferred Equity. Nordson is a corporation duly organized and existing in good standing under the laws of the State of Ohio. The German Borrower is a German private limited liability company, organized and existing under the laws of Germany, having its registered office at Lilienthalstraße 6, 21337 Lüneburg, registered with the Commercial Register of the local court of Lüneburg under number HRB 999, duly organized and existing and in good standing (to the extent such jurisdiction recognizes the concept of good standing) under the laws of the jurisdiction in which it is organized, and each Subsidiary of each of the Borrowers is duly organized and existing in good standing (to the extent such jurisdiction recognizes the concept of good standing) under the laws of the jurisdiction in which it is organized. Each Borrower and each of their respective Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing (to the extent such jurisdiction recognizes the concept of good standing), in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect. No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by such Borrower or a Wholly-Owned Subsidiary. Each Subsidiary’s legal name and its state or jurisdiction of organization has been set forth in Nordson’s most recent annual report on Form 10-K (excluding for any Subsidiary organized or no longer in existence since the date thereof). As of the date of this Agreement, no Subsidiary is a Guarantor with respect to any Indebtedness under any Material Indebtedness Agreement.
Section 6.02    Power and Authority. Each Borrower and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. Each Borrower has all requisite corporate or limited liability company power to execute, deliver and perform its obligations under this Agreement and other Loan Documents. The execution, delivery and performance of this Agreement and the other Loan Documents has been duly authorized by all requisite corporate or limited liability company action, and this Agreement and the other Loan Documents have been duly executed and delivered by authorized officers (or other authorized individuals) of such Borrower and are valid obligations of such Borrower, legally binding upon and enforceable against such Borrower in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of the Loan Documents will not violate any Applicable Law, conflict with or result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.06 hereof) upon any assets or property of any Company under the provisions of such Company’s Organizational Documents.
Section 6.03    Compliance with Laws. Each Company:
(a)is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to do so would not have a Material Adverse Effect; and
(b)is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except to the extent that any such violation or default would not have a Material Adverse Effect.
Section 6.04    Litigation and Administrative Proceedings. There are (a) no lawsuits, actions, investigations, or other proceedings pending or, to any Company’s knowledge, threatened in writing against any Company, or in respect of which any Company is reasonably likely to have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, as to any of which, individually or in the aggregate, if determined adversely, would have a Material Adverse Effect, and (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, as to any of which, individually or in the aggregate, would have a Material Adverse Effect.
Section 6.05    Tax Returns. All foreign, federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all Taxes, assessments, fees and other governmental charges that are due and payable have been paid, except, in each case, as otherwise permitted herein or the failure to do so does not and will not cause or result in a Material Adverse Effect.
Section 6.06    Employee Benefit Plans. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, full payment has been made of all amounts which a Controlled Group member is required, under Applicable Law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, the liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. Except as could not reasonably be expected to result in a Material Adverse Effect, with respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.
Section 6.07    Solvency. Each Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Borrower has incurred to the Banks. As of the Closing Date, no Borrower is insolvent as defined in any applicable state or federal statute, nor will any Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Banks. As of the Closing Date, no Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will constitute unreasonably small capital, taking into consideration the obligations to Agent and the Banks incurred hereunder. As of the Closing Date, no Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.
Section 6.08    Financial Statements. The Consolidated financial statements of Nordson for the fiscal years most recently ended and the fiscal quarters most recently ended that are available to the Agent and the Banks, have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending.
Section 6.09    Regulations. No Borrower is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America) and no proceeds of any Loan will be used to purchase any margin stock. Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation U or X or any other Regulation of such Board of Governors.
Section 6.10    Investment Company; Holding Company. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Energy Policy Act of 2005, the

Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.
Section 6.11    Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents, taken together as a whole, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents, in light of the circumstances under which they were made, not materially misleading.
Section 6.12    Defaults. No Default or Event of Default exists hereunder (including, without limitation, after giving effect to the Transactions).
Section 6.13    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)None of (i) the Borrowers, any Subsidiary or, to the knowledge of any Borrower or any Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of any Borrower, any agent or representative of a Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(b)Each of the Borrowers and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(c)Each of the Borrowers and their respective Subsidiaries, and to the knowledge of any Borrower, director, officer, employee, agent and Affiliate of such Borrower and each such Subsidiary, is in compliance in all material respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(d)No proceeds of any Extension of Credit have been used, directly or indirectly, by any Borrower, any of its Subsidiaries or, to the knowledge of any Borrower, any of its or their respective directors, officers, employees and agents in violation of Section 5.10.
(e)The representations under this Section 6.13 are only given by, and/or (as applicable) shall only apply to, any Loan Party (together with any director, officer or employee thereof) insofar as the giving of and compliance with such representations do not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) ("AWV") (in conjunction with section 4 paragraph 1 no. 3 and section 19 paragraph 3 no. 1(a) of the German Foreign Trade Act (Außenwirtschaftsgesetz) ("AWG")), any provision of Council Regulation (EC) 2271/1996 (the "EU Blocking Regulation") or any similar applicable anti-boycott law or regulation. In relation to each Loan Party that notifies the Agent to this effect (each a "Restricted Loan Party"), the representations in this Section 6.13 shall only apply for the benefit of that Restricted Loan Party to the extent this would not result in (i) any violation of, conflict with or liability under the EU Blocking Regulation or (ii) a violation or conflict with section 7 AWV (in conjunction with section 4 para 1 no 3 and section 19 paragraph 3 no. 1(a) AWG) or a similar anti-boycott statute.
Section 6.14    Affected Financial Institutions. No Loan Party is an Affected Financial Institution or a Covered Party.

Section 6.15    Pari Passu Ranking. Obligations of each Borrower rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of any Borrower and its Subsidiaries.
Section 6.16    Beneficial Ownership Certification. The Certificate of Beneficial Ownership executed and delivered to Agent and the Banks for each Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Closing Date and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is a Loan Document.
ARTICLE VII
EVENTS OF DEFAULT
Each of the following shall constitute an Event of Default hereunder:
Section 7.01    Payments. If (a) the principal of any Loan or Reimbursement Obligation shall not be paid in full punctually when due and payable (whether at maturity, by reason of acceleration or otherwise) in the Currency required hereunder, (b) the interest on any Loan, Reimbursement Obligation or any facility or other fee shall not be paid in full punctually when due and payable or within five (5) Business Days thereafter or (c) the Borrowers or any other Loan Party fail to provide Cash Collateral pursuant to Section 2.01(a)(iv)(B), Section 2.01(a)(v)(B), Section 2.01(b)(i), Section 3.14 or Section 3.15(a)(v) in the Currency required hereunder.
Section 7.02    Special Covenants. If any Company or Obligor shall fail or omit to perform and observe Sections 5.04, 5.05, 5.06, 5.07, 5.13 or 5.14 hereof.
Section 7.03    Other Covenants. If any Company or Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 7.01 or 7.02 hereof) contained or referred to in this Agreement or any Loan Document that is on such Company’s or Obligor’s part, as the case may be, to be complied with, and that failure or omission shall not have been remedied within thirty (30) days after the giving of written notice thereof to Nordson by Agent or any Bank that the specified Default is to be remedied.
Section 7.04    Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to the Agent or the Banks shall be false or erroneous.
Section 7.05    Cross Default. If any Company or Obligor shall default (i) in the payment in an amount in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) of principal, interest or fees due and owing upon any other obligation for borrowed money (other than any of the Obligations or intercompany Indebtedness solely between or among any Borrower and its wholly-owned Subsidiaries) the aggregate principal amount of which is in excess, for all such obligations for all such Companies and Obligors, of the greater of (A) Fifty Million Dollars ($50,000,000) (the “Threshold Amount”) and (B) an amount equal to three percent (3%) of Consolidated Total Assets beyond any period of grace provided with respect thereto, or (ii) in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation described in clause (i) is created beyond any period of grace provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity; provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness) or as a result of a casualty event affecting such property or assets, or (y) termination events or similar events occurring under any hedge agreement, the hedge termination value of which is in excess of the Threshold Amount (it being understood that clause (i) above will apply to any failure to make any payment required as a result of any such termination or similar event).
Section 7.06    ERISA Default. The occurrence of one or more ERISA Events that could reasonably be expected to have a Material Adverse Effect.
Section 7.07    Change Of Control. If any Change of Control shall occur.
Section 7.08    Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company or Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate amount of all such judgments for all such Companies and Obligors shall exceed the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.
Section 7.09    Validity of Loan Documents. (a) Any material provision, in the reasonable opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against any Borrower or any Company; (b) the validity, binding effect or enforceability of any material provision of any Loan Document against any Borrower or any Company shall be contested by such Company or any other Obligor; (c) any Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any material provision of any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Banks the benefits purported to be created thereby.
Section 7.10    Insolvency. If any Borrower or any Subsidiary (other than any Subsidiary that individually, or in the aggregate when combined with all other Subsidiaries excluded from this Section 7.10 by operation of this parenthetical, has assets less than or equal to the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets) shall (a) except as permitted pursuant to Section 5.07 hereof, discontinue business, (b) generally not pay its debts as such debts become due (which means, in respect to the German Borrower, that it is either unable to pay its debts when they fall due (Zahlungsunfähigkeit), is over indebted (Überschuldung), or has commenced negotiations with any or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in Sections 17 and 19 of the German Insolvency Code (Insolvenzordnung)), (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state (or the foreign equivalent)) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state (or the foreign equivalent)) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII
REMEDIES UPON DEFAULT
Notwithstanding any contrary provision or implication herein or elsewhere:
Section 8.01    Optional Defaults. If any Event of Default referred to in Section 7.01, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07, 7.08 or 7.09 hereof shall occur, Agent may, with the consent of the Required Banks, and shall, at the request of the Required Banks, give written notice to the Borrowers, to:
(a)terminate the Commitment and the credits hereby established, if not previously terminated, and, immediately upon such election, the obligations of the Banks, and each thereof, to make any further Loan, the obligations of the Issuing Banks to issue Letters of Credit and the obligations of the Swingline Bank to make any Swingline Loan hereunder immediately shall be terminated, and/or
(b)accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrowers.
Section 8.02    Automatic Defaults. If any Event of Default referred to in Section 7.10 hereof shall occur:
(a)all of the Commitment and the credits hereby established shall automatically and immediately terminate, if not previously terminated, and no Bank thereafter shall be under any obligation to grant any further Loan, nor shall any Swingline Bank be obligated to make any Swingline Loan hereunder or any Issuing Bank have any obligation to issue Letters of Credit, and
(b)the principal, interest and any other amounts then outstanding on all of the Notes, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrowers.
Section 8.03    Offsets. If there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the Obligations are accelerated pursuant to Section 8.01 or 8.02 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Obligations then owing by each Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to Section 3.11 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of any Borrower or any Guarantor of Payment, all without notice to or demand upon such Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower.
Section 8.04    Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Article VIII, with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, demand (which demand shall be automatic with respect to any acceleration resulting from an Event of Default referred to in Section 7.10 hereof) that the Borrowers shall at such time deposit in a Cash Collateral account opened by the Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in such Cash Collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations in accordance with Section 8.05. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrowers.
Section 8.05    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Article VIII or the Agent or any Bank has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the provisions of Sections 3.14 and 3.15, be applied by the Agent as follows:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees (other than Facility Fees and Letter of Credit fees payable to the Revolving Credit Banks), indemnities and other amounts (other than principal and interest) payable to the Banks, the Issuing Banks and the Swingline Bank under the Loan Documents, including attorney fees, ratably among the Banks, the Issuing Banks and the Swingline Bank in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Facility Fees, Letter of Credit fees payable to the Revolving Credit Banks and interest on the Loans and Reimbursement Obligations, ratably among the Banks, the Issuing Banks and the Swingline Bank in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations then owing and to Cash Collateralize any L/C Obligations then outstanding, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Applicable Law.
Section 8.06    Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, the Issuing Banks and the Agent and their respective agents and counsel and all other amounts due the Banks, the Issuing Banks and the Agent under Sections 2.01(b)(iii), 3.08, 10.05 and 10.06) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and each Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks and the Issuing Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.01(b)(iii), 3.08, 10.05 and 10.06.
ARTICLE IX
THE AGENT
Section 9.01    Appointment and Authorization.
(a)Each of the Banks and each Issuing Bank hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Section 9.06 the provisions of this Article are solely for the benefit of the Agent, the Arrangers, the Banks, the Issuing Banks and their respective Related Parties, and neither any Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.
(b)It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.02    Rights as a Bank. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Banks or to provide notice to or consent of the Banks with respect thereto.
Section 9.03    Exculpatory Provisions.
(a)The Agent, the Arrangers and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent, the Arrangers and their respective Related Parties:
(i)shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law;
(iii)shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Bank, any Issuing Bank or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of any Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Agent, the Arrangers or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Agent to the Banks pursuant to the express provisions of this Agreement; and
(iv)shall not be required to account to any Bank or any Issuing Bank for any sum or profit received by the Agent for its own account.
(b)The Agent, the Arrangers and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.03 and Article VIII) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Agent by the Borrowers, a Bank or an Issuing Bank.
(c)The Agent, the Arrangers and their respective Related Parties shall not be responsible for or have any duty or obligations to any Bank or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an Issuing Bank pursuant to Section 2.01(b)(ix)), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Section 2.02 or Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent or (vi) the utilization of any Issuing Bank’s L/C Commitment (it being understood and agreed that each Issuing Bank shall monitor compliance with its own L/C Commitment without any further action by the Agent).
Section 9.04    Reliance by the Agent. The Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Bank or such Issuing Bank unless the Agent shall have received notice to the contrary from such Bank or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Bank or Issuing Bank that has signed this Agreement or a signature page to an Assignment Agreement or any other Loan Document pursuant to which it is to become a Bank or Issuing Bank hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Bank or Issuing Bank or that is to be acceptable or satisfactory to such Bank or Issuing Bank.
Section 9.05    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 9.06    Resignation of Agent.
(a)The Agent may at any time give notice of its resignation to the Banks, the Issuing Banks and Nordson. Upon receipt of any such notice of resignation, the Required Banks shall have the right, with the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed and not to be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Banks) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Banks and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Bank. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Required Banks may, to the extent permitted by Applicable Law, by notice in writing to Nordson and such Person, remove such Person as Agent and, in consultation with Nordson, appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Banks or the Issuing Banks under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Bank and each Issuing Bank directly, until such time, if any, as the Required Banks appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.05 and 10.06 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent or relating to its duties as Agent that are carried out following its retirement or removal, including, without limitation, any actions taken in connection with the transfer of agency to a replacement or successor Agent.
(d)Any resignation by, or removal of, Wells Fargo as Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, if in its sole discretion it elects to, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
Section 9.07    Non-Reliance on Agent and Other Banks. Each Bank and each Issuing Bank expressly acknowledges that none of the Agent, the Arrangers or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Agent, the Arrangers or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrowers and their Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Agent, any Arranger or any of their respective Related Parties to any Bank or any Issuing Bank as to any matter, including whether the Agent, any Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Bank and each Issuing Bank expressly acknowledges, represents and warrants to the Agent and the Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Bank for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Agent, the Arrangers, any other Bank or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this

Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Bank and each Issuing Bank also acknowledges that (i) it will, independently and without reliance upon the Agent, the Arrangers or any other Bank or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrowers and their Subsidiaries and (ii) it will not assert any claim in contravention of this Section 9.07.
Section 9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the documentation agents, senior managing agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Bank or an Issuing Bank hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.
Section 9.09    Certain ERISA Matters.
(a)Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.10    Erroneous Payments.
(a)Each Bank, each Issuing Bank and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Bank or Issuing Bank or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Bank or Issuing Bank (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.10(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in Same Day Funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the Overnight Rate.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Bank that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Bank, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Bank (i) such Bank shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant class of Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.10 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, (A) no Default or Event of Default shall be deemed to have occurred (unless such Payment Recipient is a Loan Party) and (B) the Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 9.10 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from any Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received. For the avoidance of doubt, clause (d) above and this clause (e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Loans or interest thereon of the Borrowers relative to the amount (and/or timing for payment) of the Loans or interest thereon that would have been payable had such Erroneous Payment not been made by the Agent.
(f)Each party’s obligations under this Section 9.10 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)Nothing in this Section 9.10 will constitute a waiver or release of any claim of the Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE X
MISCELLANEOUS
Section 10.01    Banks’ Independent Investigation. Each Bank, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.
Section 10.02    No Waiver; Cumulative Remedies.
(a)No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with the terms of this Agreement for the benefit of all the Banks and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank or the Swingline Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or Swingline Bank, as the case may be) hereunder and under the other Loan Documents, (iii) any Bank from exercising setoff rights in accordance with Section 8.03 (subject to the terms of Section 8.03), or (iv) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Banks shall have the rights otherwise ascribed to the Agent pursuant to Articles VII and VIII and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 3.11, any Bank may, with the consent of the Required Banks, enforce any rights and remedies available to it and as authorized by the Required Banks.
Section 10.03    Amendments; Consents.
(a)Except as set forth below or as specifically provided in any Loan Document (including Sections 1.08 and 3.03 hereof), no amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent with the consent of the Required Banks) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, (i) unanimous consent of all the directly adversely affected Banks shall be required with respect to (A) any increase in the Commitments hereunder except in accordance with Section 3.13 hereof, (B) extending the maturity of any Loan or the Commitment of any Bank, the payment date of interest or principal with respect thereto, or the payment date of facility or other fees or amounts payable hereunder, (C) any reduction in the rate of interest on the Loans, or in any amount of principal or interest due on any Loan, or any reduction in the amount of fees hereunder or any change in the manner of pro rata application of any payments made by Borrowers to the Banks hereunder (provided that only the consent of the Required Banks shall be necessary to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 3.06(b) and only the consent of the Required Banks shall be required to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder), or (D) any change in any percentage voting requirement, voting rights or the Required Banks definition in this Agreement, and (ii) unanimous consent of all Banks shall be required with respect to (A) the release of the Nordson Guaranty or the release of Guarantors of Payment comprising all or substantially all of the credit support for the Obligations, (B) any amendment to this Section 10.03, Section 3.11 or Section 8.05 hereof (or amendment to any other term of the Loan Documents that would have the effect of changing this Section 10.03, Section 3.11 or Section 8.05), (C) assignment or transfer by Nordson of Nordson’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 5.07 hereof), (D) amendments to the definition of “Alternative Currency” or Section 1.08, or (E) subordinating the Obligations hereunder in right of payment to any other Indebtedness. In addition, anything herein to the contrary notwithstanding, (x) the Revolving Credit Commitment of any Bank may not be increased without the prior written consent of such Bank and (y) only the consent of the Revolving Credit Banks having unused Revolving Credit Commitments and Revolving Credit Exposure representing more than fifty percent (50%) of the aggregate unused Revolving Credit Commitments and Revolving Credit Exposure of all Revolving Credit Banks shall be required to approve any amendment, waiver or consent for the purpose of waiving or modifying a condition precedent to borrowing under the Revolving Credit Facility that would not be satisfied but for such amendment, waiver or consent. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Agent to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Revolving Credit Commitment of such Bank may not be increased or extended without the consent of such Bank, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Banks or each affected Bank that by its terms disproportionately and adversely affects any such Defaulting Bank relative to other affected Banks shall require the consent of such Defaulting Bank.
(b)Notwithstanding the foregoing in this Section 10.03, (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Bank in addition to the Banks required above, affect the rights or duties of such Issuing Bank under this Agreement or any Letter of Credit Documents relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Bank in addition to the Banks required above, affect the rights or duties of the Swingline Bank under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document or modify Section 10.01 or Article IX hereof; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Document may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Document shall be promptly delivered to the Agent upon such amendment or waiver, (vi) the Agent and the Borrowers shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Agent and the Borrowers shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (vii) the Agent (and, if applicable, the Borrower Representative) may, without the consent of any Bank, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 3.03(c) in accordance with the terms of Section 3.03(c).
(c)Notwithstanding anything in this Agreement to the contrary, each Bank hereby irrevocably authorizes the Agent on its behalf, and without further consent of any Bank (but with the consent of the Borrowers and the Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Bank shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Bank shall have terminated, such Bank shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including amendments to this Section 10.03) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 3.13 (including as applicable, (1) to permit the Incremental Increases to share ratably in the benefits of this Agreement and the other Loan Documents, (2) to include an Incremental Increase, as applicable, in any determination of Required Bank or similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Bank’s Commitment or any increase in any Bank’s Commitment Percentage, in each case, without the written consent of such affected Bank.
Section 10.04    Notices.
(a)All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrowers, mailed or delivered to it, addressed to it at the address specified below, if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified below, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.
If to the Borrowers:
Nordson Corporation
28601 Clemens Road
Westlake, Ohio 44145
Attention of: Anand Patel, Treasury & Corporate Finance
Telephone No.: (440) 414-5028
E-mail: Treasury@nordson.com

With copies to:
Nordson Corporation
28601 Clemens Road
Westlake, Ohio 44145
Attention of: Regina Klein, Assistant General Counsel
If to Wells Fargo, as Agent:
Wells Fargo Bank, National Association
MAC D1109-019

1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2706
Email: Agencyservices.requests@wellsfargo.com
With copies to:
Wells Fargo Bank, National Association
One North Jefferson Avenue
St. Louis, MO 63103
Attention of: Michelle D. Kuhn
Telephone No.: (917) 520-0518
Email: Michelle.Kuhn@WellsFargo.com
All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that all notices hereunder shall not be effective until received.
(b)Electronic Communications. Notices and other communications to the Banks and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Bank or any Issuing Bank pursuant to Section 2.01(a) or 2.01(b) if such Bank or such Issuing Bank, as applicable, has notified the Agent that is incapable of receiving notices under such Section by electronic communication. The Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)Platform.
(i)Each Loan Party, each Bank and each Issuing Bank agrees that the Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Banks and the other Banks by posting the Borrower Materials on the Platform.
(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-

applicable security procedures and policies implemented or modified by the Agent and its Related Parties, each of the Banks, the Issuing Banks and each Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Agent, each Arranger and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Bank or Issuing Bank that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrowers, each Bank and each Issuing Bank party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Bank or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Bank, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
(d)Agent’s Office. The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to Nordson and the Banks, as the Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
Section 10.05    Costs and Expenses. Nordson agrees to pay promptly upon request all reasonable and documented costs and expenses of Agent, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Agent and its Affiliates and, if necessary, a one local counsel, specialty or foreign in any relevant material jurisdiction or specialty), of Agent in connection with the preparation, negotiation and closing of the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable and documented fees and out of pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder. Each Borrower also agrees to pay promptly upon request all documented costs and expenses of Agent, the Issuing Banks and the Banks, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Obligations owing by such Borrower, this Agreement or any Loan Document. All obligations provided for in this Section 10.05 shall survive any termination of this Agreement.
Section 10.06    Indemnification; Reimbursement by Banks.
(a)Indemnification. Each Borrower agrees to defend, indemnify and hold harmless Agent and the Banks (and each Related Party of any of the foregoing) (the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees of (x) one counsel to the Agent and its Affiliates and, if reasonably necessary, a single specialty or local counsel for the Agent and its Affiliates in each relevant specialty or jurisdiction, as applicable and (y) one counsel to all Indemnitees taken as a whole (other than the Agent and its Affiliates) and, if reasonably necessary, a single specialty or local counsel for all Indemnitees taken as a whole (other than the Agent and its Affiliates) in each relevant specialty or jurisdiction, as applicable; provided that in the case of an actual or perceived conflict of interest with respect to any of the foregoing counsel, one additional counsel in each relevant specialty or jurisdiction, as applicable, to each group of affected Indemnitees similarly situated and taken as a whole)) or disbursements of any kind or nature whatsoever (“Losses”) that may be imposed on, incurred by or asserted against Agent or any Bank in connection with any investigative, administrative or judicial proceeding (whether or not such Bank or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or any Obligor or any of their respective Affiliates; provided that (i) no Indemnitee shall have the right to be indemnified under this Section for (x) its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment, (y) Losses that result from a claim brought by a Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s material obligations hereunder or under any other Loan Document, if the such Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) Losses that result from any disputes solely among the Indemnitees (other than disputes involving claims against an Indemnitee in its capacity as such or fulfilling its role as an agent or arranger, or any similar role under the Loan Documents) that do not arise from any act or omission of a Borrower or any of its Affiliates and (ii) each Foreign Borrower shall only be liable for the costs, expenses or liabilities attributable to it. To the fullest extent permitted by Applicable Law, each of the parties hereto agree that they shall not assert, and hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for indirect, special, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (provided that nothing in this clause shall limit the indemnity or reimbursement obligations of the Borrowers to the extent such indirect, special, consequential or punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification or reimbursement hereunder). All obligations provided for in this Section 10.06 shall survive any termination of this Agreement. No Person indemnified pursuant to this Section 10.06 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. This Section 10.06(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)Reimbursement by Banks. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 10.05 or clause (a) of this Section to be paid by it to the Agent (or any sub-agent thereof), the Arranger, any Issuing Bank, the Swingline Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Agent (or any such sub-agent), the Arranger, such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Bank’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Bank’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Bank); provided that with respect to such unpaid amounts owed to any Issuing Bank or the Swingline Bank solely in its capacity as such, only the Revolving Credit Banks shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Banks’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), the

Arranger, such Issuing Lender or the Swingline Lender in its capacity as such, or against any related party of any of the foregoing acting for the Agent (or any such sub-agent), the Arranger, such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 3.12.
Section 10.07    Obligations Several; No Fiduciary Obligations. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrowers and the Banks with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Bank shall have any fiduciary obligation toward any Borrower with respect to any such documents or the transactions contemplated thereby.
Section 10.08    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, any Issuing Bank, any Swingline Bank and/or any Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Agent has agreed to accept such Electronic Signature from any party hereto, the Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Agent or any Bank, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Banks and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
Section 10.09    Binding Effect; Borrowers’ Assignment. This Agreement shall become effective when it shall have been executed by each Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of each Borrower, Agent and each of the Banks and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Banks.
Section 10.10    Assignments.
(a)Each Bank shall have the right, in accordance with the terms and conditions of this Section 10.10, at any time or times to assign to one or more commercial banks, finance companies, insurance companies or other financial institution or fund which, in each case, in the ordinary course of business extends credit of the type contemplated herein and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA, without recourse, all or a percentage of all of such Bank’s Commitment, all Loans made by such Bank, such Bank’s Notes, and such Bank’s interest in any participation purchased pursuant to Section 3.10(b) or Section 3.11 hereof.
(b)No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Nordson and the Agent (other than an assignment by any Bank to (i) any Affiliate of such Bank which Affiliate is either wholly-owned by such Bank or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Bank, (ii) any other Bank or (iii) any Approved Fund), which consent of Nordson and Agent shall not be unreasonably withheld or delayed; provided, however, that (i) Nordson’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default under Section 7.01, Section 7.10 or, as a result of the failure to comply with the financial covenants in Section 5.04, Section 7.02 shall then exist, (ii) any assignment with respect to the Revolving Credit Facility shall require the consent of the Issuing Banks and the Swingline Bank, which consent shall not be unreasonably withheld or delayed, and (iii) Nordson shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Bank (through the Agent) unless such consent is expressly refused by Nordson prior to such tenth (10th) Business Day. Anything herein to the contrary notwithstanding, any Bank may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to secure obligations of such Bank, including any such collateral assignment to secure obligations to a Federal Reserve Bank; provided that no such assignment shall release such assigning Bank from its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(c)Each assignment made pursuant to this Section 10.10 shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Revolving Credit Commitment or Term Loans and interest herein or the entire amount of the assignor’s Revolving Credit Commitment or Term Loans and interest herein.
(d)Unless an assignment made pursuant to this Section 10.10 shall be to an Affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to the Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).
(e)Unless an assignment made pursuant to this Section 10.10 shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Nordson and the Agent an Assignment Agreement and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to the Agent such additional amendments, assurances and other writings as Agent may reasonably require.
(f)If an assignment made pursuant to this Section 10.10 is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Bank shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Bank (for the benefit of the assignor Bank, the Agent and the Borrowers) that under Applicable Law and treaties no taxes will be required to be withheld by the Agent, the Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor, the Agent and Borrower Representative) either (A) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E or (B) United States Internal Revenue Service Forms W-8 or W-9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the assignor, the Agent and the Borrowers) to provide the assignor Bank (and, in the case of any assignee registered in the Register, the Agent and the Borrower Representative) a new Form W-8ECI or Form W-8BEN or W-8BEN-E or Forms W 8 or W 9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption. Any assignee that is a United States person within the meaning of Section 7701(a)(30) of the Code shall furnish to the assignor, the Agent and Borrower Representative, a U.S. Internal Revenue Service Form W-9.
(g)Upon satisfaction of all applicable requirements specified in subparts (a) through (f) above, Borrowers shall execute and deliver (i) to the Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by the Borrowers in connection with the Assignment Agreement, and (ii) to the assignee or the assignor (if applicable), an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrowers marked “replaced”.
(h)Upon satisfaction of all applicable requirements specified in subparts (a) through (f) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Bank” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Bank” and (iv) the signature pages hereto and Schedule 1.1(a) hereto shall be automatically amended, without further action, to reflect the result of any such assignment.
(i)The Agent shall maintain at the address for notices referred to in Section 10.04 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Revolving Credit Commitment of, and principal amount (and stated interest) of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, the Agent and the Banks may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(j)No assignment shall be made to (A) a Borrower or any Borrower’s Affiliates or Subsidiaries, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) a Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (C).
Section 10.11    Participations.
(a)Each Bank shall have the right at any time or times, without the consent of, or notice to, Agent, Borrowers, Swingline Bank or any Issuing Bank, to sell one or more participations or sub-participations to a financial institution or other “accredited investor” (as defined in SEC Regulation D) (other than a natural Person, or a holding company, investment vehicle or trust for, owned and operated for the primary benefit of, a natural Person, or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”), as the case may be, in all or any part of such Bank’s Commitment, such Bank’s Commitment Percentage, any Loan made by such Bank, any Note delivered to such Bank pursuant to this Agreement, and such Bank’s interest in any participation, if any, purchased pursuant to Section 3.11 or this Section 10.11.
(b)The provisions of Article III and Section 10.06 shall inure to the benefit of each purchaser of participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.
(c)Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver requiring consent by all Banks hereunder described in Section 10.03 that affects such Participant. The Borrowers agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 3.04 (subject to the requirements and limitations therein, including the requirements under Section 3.02(g) (it being understood that the documentation required under Section 3.02(g) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.05 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.05(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.03 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(d)No participation or sub-participation shall operate as a delegation of any duty of the seller thereof.
(e)Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller’s obligations pursuant to this Agreement.
Section 10.12    Severability Of Provisions; Captions; Attachments. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.
Section 10.13    Investment Purpose. Each of the Banks represents and warrants to Borrowers that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.
Section 10.14    Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.
Section 10.15    Governing Law; Submission to Jurisdiction.
(a)Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)Submission to Jurisdiction. Each Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Arranger, any Bank, any Issuing Bank, any Swingline Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Bank, any Issuing Bank or any Swingline Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)Waiver of Venue. Each Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.04. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
Section 10.16    Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
Section 10.17    Borrower Representative. Each of the Borrowers hereby irrevocably designates, appoints, authorizes and directs – under release of the restrictions of section 181 of the German Civil Code – Nordson (the “Borrower Representative”) (including each Authorized Officer of Borrower Representative) to act on behalf of such Borrower for purposes of giving or receiving notices of Loans and for otherwise giving and receiving notices and certifications under this Agreement or any other Loan Document and otherwise for taking all other action contemplated to be taken by the Borrower Representative hereunder or under any other Loan Document. Each Borrower further appoints Borrower Representative as its agent for any service of process. Each of the Borrowers hereby directs the Agent and each of the Banks to disburse the proceeds of each Loan to or at the direction of the Borrower Representative, and such Loan will, in all circumstances, be deemed to be made to, or at the direction of, each of the applicable Borrowers borrowing such Loans. Agent and each of the Banks are entitled to rely and act on the instructions of the Borrower Representative on behalf of each such Borrower.
Section 10.18    Joint and Several Obligations; Limitations of Liability of the German Borrower.
(a)Joint and Several Obligations. Notwithstanding anything contained herein to the contrary, Nordson and each Loan Party that is a Domestic Subsidiary shall be jointly and severally liable for all of the Obligations. Notwithstanding anything contained herein to the contrary, the Foreign Borrowers shall be jointly and severally liable for all of the Obligations of the Foreign Borrowers to the extent the other Foreign Borrowers are organized under the laws of the same country (subject, in each case, to any restrictions, if any, that would require limitations on the liability of any Foreign Borrower pursuant to any Applicable Laws), but in no event shall any Foreign Borrower have any obligation with respect to Obligations of Nordson or any other Loan Party that is a Domestic Subsidiary. The joint and several liability of the applicable Borrowers under this subsection is primary, absolute and unconditional, irrespective of, and unaffected by any action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. To the extent permitted by Applicable Law, each Borrower expressly waives (i) any defense based upon the failure of the Agent or any other Bank to commence an action against any other Borrower with respect to the Obligations against any other Borrower, (ii) any right of diligence, presentment, demand, protest and notice (except as specifically required herein or in the other Loan Documents) of whatever kind or nature with respect to any of the Obligations of any other Borrower and (iii) any right of setoff or recoupment or counterclaim against or in respect of the Obligations of any other Borrower.
(b)Limitations of Liability of the German Borrower. Despite any provision to the contrary in this Agreement or any other Loan Document, the German Borrower shall not have any obligation directly or indirectly in respect of any Obligations of Nordson under this Agreement or any other Loan Document that is not a primary Obligation of the German Borrower.
(c)Section 956 Provisions. Notwithstanding anything in any Loan Document to the contrary: (i) none of the following entities shall be required to guarantee or be liable for the Obligations of any Loan Party incorporated in or organized under the laws of the United States or any state or territory thereof or the District of Columbia under any Loan Document: (A) any CFC, (B) any FSHCO and (C) any subsidiary of a CFC or a FSHCO; (ii) no Obligations of any Loan Party incorporated in or organized under the laws of the United States or any state or territory thereof or the District of Columbia under any Loan Document may be secured by: (A) any assets of a CFC, a FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or a FSHCO), (B) a pledge or other security interest in excess of 65% of the voting equity interests and 100% of the non-voting interests in a CFC or a FSHCO or (C) any other assets of a CFC, a FSHCO or a subsidiary of a CFC or a FSHCO to the extent security in such assets could, as reasonably determined by the Borrowers, result in material adverse U.S. tax consequences; and (iii) no CFC, FSHCO or subsidiary of a CFC or FSHCO shall be jointly and severally liable for the Obligations of any Loan Party incorporated in or organized under the laws of the United States or any state or territory thereof or the District of Columbia.
Section 10.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Bank, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Bank, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Bank from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Bank, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Bank in such Currency, the Agent or such Bank, as the case may be, agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under Applicable Law).
Section 10.20    Treatment of Certain Information; Confidentiality. Each of the Agent and the Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates and to each of their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Agent’s, Issuing Bank’s or such Bank’s regulatory compliance policy; (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, or (iii) an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund; (g) on a confidential basis to the CUSIP Service Bureau, any rating agency or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Obligations; (h) with the consent of Nordson; (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Nordson; (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Agent and the Banks in connection with the administration of the Loan Documents; (j) to the extent that such information is independently developed by such Person, (k) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (l) for purposes of establishing a “due diligence” defense.
In no event shall the Agent or any of its Related Parties have any liability to any Borrower, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Agent’s transmission of Information or notices through IntraLinks, Syndtrak, ClearPar, any other electronic platform or electronic messaging service, or through the Internet except to the extent such losses, claims, damages, liabilities or expenses have resulted from such Agent’s or Related Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.
For purposes of this Section 10.20, “Information” means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Bank on a nonconfidential basis prior to disclosure by such Borrower or any of its Subsidiaries; provided that, in the case of information received from such Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 10.21    JURY TRIAL WAIVER. EACH BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.23    USA Patriot Act; Anti-Money Laundering Laws. The Agent and each Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Bank to identify each Loan Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
Section 10.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.
NORDSON CORPORATION
By: /s/ Anand Patel
Name: Anand Patel
Title: Treasurer and Vice President, Treasury & Finance
NORDSON ENGINEERING GMBH
By: /s/ Bernardus Heinrich Peuten
Name: Bernardus Heinrich Peuten
Title: Managing Director

Nordson Corporation
Credit Agreement
Signature Page

AGENTS AND BANKS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, an Issuing Bank and Bank
By: /s/ Michelle Kuhn
Name: Michelle Kuhn
Title: Director

BANK OF AMERICA, N.A., as an Issuing Bank and Bank

By: /s/ Brandon Bouchard
Name: Brandon Bouchard
Title: Credit Officer

JPMORGAN CHASE BANK, N.A., as an Issuing Bank and Bank

By: /s/ Jonathan Bennett
Name: Jonathan Bennett
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION, as an Issuing Bank and Bank

By: /s/ Joseph G Moran
Name: Joseph G Moran
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as an Issuing Bank and Bank

By: /s/ Rodney J Winters
Name: Rodney J Winters
Title: Vice President

CITIBANK, N.A., as a Bank

By: /s/ Nazmul Marwan
Name: Nazmul Marwan
Title: Senior Vice President

Nordson Corporation
Credit Agreement
Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as a Bank

By: /s/ Jillian Clemons
Name: Jillian Clemons
Title: Senior Vice President

MORGAN STANLEY BANK, N.A., as a Bank

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

TD BANK, N.A., as a Bank

By: /s/ Bernadette Collins
Name: Bernadette Collins
Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK, as a Bank

By: /s/ Thomas Dearth
Name: Thomas Dearth
Title: Director

TRUIST BANK, as a Bank

By: /s/ Alexander Harrison
Name: Alexander Harrison
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By: /s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By: /s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

Nordson Corporation
Credit Agreement
Signature Page

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Bank

By: /s/ G. Matthew Ottaway, Jr.
Name: G. Matthew Ottaway, Jr.
Title: Vice President

UNICREDIT BANK AG, NEW YORK BRANCH, as a Bank

By: /s/ Priya Trived
Name: Priya Trived
Title: Director

By: /s/ Thomas Petz
Name: Thomas Petz
Title: Managing Director

THE NORTHERN TRUST COMPANY, as a Bank

By: /s/ Andrew D. Holtz
Name: Andrew D. Holtz
Title: Senior Vice President

Nordson Corporation
Credit Agreement
Signature Page

SCHEDULE 1.1(a)

Commitments and Commitment Percentages

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Term Loan Commitment	Term Loan Percentage	Total Commitment
Wells Fargo Bank, National Association	$72,500,000.00	8.529411765%	$26,000,000.00	8.666666667%	$98,500,000.00
Bank of America, N.A.	$72,500,000.00	8.529411765%	$26,000,000.00	8.666666667%	$98,500,000.00
JPMorgan Chase Bank, N.A.	$72,500,000.00	8.529411765%	$26,000,000.00	8.666666667%	$98,500,000.00
PNC Bank, National Association	$72,500,000.00	8.529411765%	$26,000,000.00	8.666666667%	$98,500,000.00
U.S. Bank National Association	$72,500,000.00	8.529411765%	$26,000,000.00	8.666666667%	$98,500,000.00
Citibank, N.A.	$55,500,000.00	6.529411765%	$22,500,000.00	7.500000000%	$78,000,000.00
HSBC Bank USA, National Association	$55,500,000.00	6.529411765%	$22,500,000.00	7.500000000%	$78,000,000.00
Morgan Stanley Bank, N.A.	$55,500,000.00	6.529411765%	$22,500,000.00	7.500000000%	$78,000,000.00
TD Bank, N.A.	$55,500,000.00	6.529411765%	$22,500,000.00	7.500000000%	$78,000,000.00
The Huntington National Bank	$55,500,000.00	6.529411765%	$22,500,000.00	7.500000000%	$78,000,000.00
Truist Bank	$55,500,000.00	6.529411765%	$22,500,000.00	7.500000000%	$78,000,000.00
Deutsche Bank AG New York Branch	$55,500,000.00	6.529411765%	-----	-----	$55,500,000.00
First National Bank of Pennsylvania	$24,000,000.00	2.823529412%	$26,000,000.00	8.666666667%	$50,000,000.00
UniCredit Bank AG, New York Branch	$50,000,000.00	5.882352941%	-----	-----	$50,000,000.00
The Northern Trust Company	$25,000,000.00	2.941176471%	$9,000,000.00	3.000000000%	$34,000,000.00
TOTAL	$850,000,000.00	100.000000000%	$300,000,000.00	100.000000000%	$1,150,000,000.00

SCHEDULE 1.1(b)

Issuing Banks and Letter of Credit Commitments

Issuing Bank	Letter of Credit Commitment
Wells Fargo Bank, National Association	$10,000,000
U.S. Bank National Association	$10,000,000
PNC Bank, National Association	$10,000,000
JPMorgan Chase Bank, N.A.	$10,000,000
Bank of America, N.A.	$10,000,000